                                                                     EXHIBIT 2.1
================================================================================

                            ASSET PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 29, 1997
                                     AMONG

                     ELASTIC CORPORATION OF AMERICA, INC.,
                 (A WHOLLY-OWNED SUBSIDIARY OF WORLDTEX, INC.)

                                WORLDTEX, INC.,

                                      AND

                                   NFA CORP.

================================================================================

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
1.    DEFINITIONS.......................................................................    1
      1.1   Defined Terms...............................................................    1
      1.2   Terms Defined Elsewhere.....................................................    5
      1.3   Construction................................................................    6
2.    PURCHASE AND SALE.................................................................    7
      2.1   Acquired Assets.............................................................    7
      2.2   Excluded Assets.............................................................    7
      2.3   Assumed Contracts...........................................................    8
      2.4   Other Liabilities Assumed...................................................    8
      2.5   Non-Assumption of Liabilities...............................................    8
      2.6   Schedules of Assets Not Exclusive...........................................    9
      2.7   Assurances..................................................................    9
3.    PURCHASE PRICE....................................................................    9
      3.1   Closing Consideration.......................................................    9
      3.2   Calculation of Closing Net Worth............................................    9
      3.3   Adjustment for Receivables..................................................   10
      3.4   Returned Products...........................................................   11
      3.5   Payments....................................................................   11
      3.6   Allocation of Purchase Price................................................   11
4.    REPRESENTATIONS AND WARRANTIES OF SELLER..........................................   12
      4.1   Organization................................................................   12
      4.2   Authority; Binding Effect...................................................   12
      4.3   Financial and Other Information; Absence of Adverse Changes.................   12
      4.4   Acquired Assets.............................................................   13
      4.5   Contracts...................................................................   15
      4.6   Litigation; Compliance with Law.............................................   16
      4.7   Taxes.......................................................................   16
      4.8   Employee Benefits...........................................................   16
      4.9   Labor Relations.............................................................   18
      4.10  Environmental Matters.......................................................   18
      4.11  Customers and Suppliers.....................................................   19
      4.12  Transactions with Related Persons...........................................   19
      4.13  Disclosure of All Material Facts............................................   19
5.    REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT................................   19
      5.1   Organization................................................................   19
      5.2   Authority; Binding Effect...................................................   19
      5.3   Financing...................................................................   20
6.    CONFIDENTIAL INFORMATION..........................................................   20
      6.1   Buyer Confidential Information..............................................   20
      6.2   Seller Confidential Information.............................................   20
      6.3   Notice of Disclosure of Confidential Information............................   20
7.    COVENANTS.........................................................................   21
      7.1   Access......................................................................   21
      7.2   Public Announcements........................................................   21
      7.3   Conduct of Business of Seller Prior to the Closing..........................   21
      7.4   Consents....................................................................   22

                                       (i)

                                                                                          PAGE
                                                                                          ---
      7.5   Real Property Matters.......................................................   22
      7.6   Additional Agreements.......................................................   22
      7.7   Notification of Certain Matters.............................................   22
      7.8   Expenses; Transfer Taxes....................................................   22
      7.9   Non-Solicitation of Transactions............................................   22
      7.10  Non-Competition.............................................................   23
      7.11  Non-Solicitation of Employees...............................................   23
      7.12  HSR Act.....................................................................   23
      7.13  Employee Matters............................................................   23
      7.14  Taxes.......................................................................   25
      7.15  Post-Closing Credit Support.................................................   25
8.    CONDITIONS TO OBLIGATIONS OF BUYER AND PARENT.....................................   26
      8.1   Representations and Warranties; Covenants...................................   26
      8.2   Opinion of Counsel to Seller................................................   26
      8.3   Absence of Litigation, Damages, Changes.....................................   26
      8.4   Environmental Report........................................................   26
      8.5   Consents Obtained...........................................................   26
      8.6   Title Insurance.............................................................   26
      8.7   Material Adverse Change.....................................................   27
      8.8   HSR Act.....................................................................   27
      8.9   Financing...................................................................   27
9.    CONDITIONS TO OBLIGATIONS OF SELLER...............................................   27
      9.1   Representations and Warranties; Covenants...................................   27
      9.2   Absence of Litigation.......................................................   27
      9.3   Release From IRB Agreements.................................................   27
      9.4   HSR Act.....................................................................   27
      9.5   Opinion of Counsel to Buyer.................................................   27
10.   CLOSING...........................................................................   27
      10.1   Deliveries to Buyer........................................................   28
      10.2   Deliveries by Buyer........................................................   28
11.   INDEMNIFICATION...................................................................   29
      11.1   Indemnification Obligations................................................   29
      11.2   Indemnification Procedures.................................................   29
12.   MISCELLANEOUS.....................................................................   30
      12.1   Brokerage..................................................................   30
      12.2   Survival...................................................................   31
      12.3   Notices....................................................................   31
      12.4   Bulk Sales Laws............................................................   31
      12.5   Termination................................................................   31
      12.6   Binding Effect; Assignment; No Third Party Beneficiaries...................   32
      12.7   Specific Performance.......................................................   32
      12.8   Entire Agreement; Modifications; Headings; Counterparts....................   32
      12.9   Guarantee..................................................................   32
      12.10  Applicable Law.............................................................   32

                                      (ii)

                               LIST OF SCHEDULES

Schedule 1.1      Accounting Principles
Schedule 2.2(d)   Other Excluded Assets
Schedule 3.6      Allocation of Purchase Price
Schedule 4.1(a)   Qualifications to do Business; Managers
Schedule 4.3(a)   Financial Statements of the ECA Business
Schedule 4.3(c)   Special Income Items/Write-Ups and Revaluations
Schedule 4.3(d)   Certain Actions Since December 28, 1996
Schedule 4.4(a)   Title Exceptions
Schedule 4.4(b)   Real Property
Schedule 4.4(c)   Machinery and Equipment
Schedule 4.4(d)   Insurance
Schedule 4.4(e)   Inventory Locations
Schedule 4.4(f)   Receivables
Schedule 4.4(g)   Permits
Schedule 4.4(i)   Intellectual Property; Technology
Schedule 4.5      List of Contracts
Schedule 4.6      Litigation
Schedule 4.7      Tax Extensions/Waivers
Schedule 4.8(a)   Employee Benefit Plans
Schedule 4.8(b)   Employee and Agent Compensation
Schedule 4.8(h)   Health Benefit Premiums and Claims
Schedule 4.9(b)   Employment Losses
Schedule 4.10     Environmental Matters
Schedule 4.11     Customers and Suppliers
Schedule 4.12     Transactions with Related Persons
Schedule 5.3      Bridge Loan Commitment Letter
Schedule 7.10     Non-Competitive Products
Schedule 8.2      Form of Opinion of Counsel to Seller
Schedule 8.5      Required Consents
Schedule 9.5      Form of Opinion of Counsel to Buyer

                                      (iii)

                            ASSET PURCHASE AGREEMENT

     Asset Purchase Agreement, dated as of October 29, 1997, among NFA Corp., a Massachusetts corporation (the "Seller"), Elastic Corporation of America, Inc., a Delaware corporation (the "Buyer"), and Worldtex, Inc., a Delaware corporation (the "Parent").

     Seller desires to sell, and Buyer desires to purchase, substantially all of the assets of the Elastic Corporation of America division of the Seller.

     Accordingly, the parties agree as follows:

     1.  DEFINITIONS.

     1.1 Defined Terms. The following terms shall have the respective meanings indicated below for purposes of this Agreement:

     "Accountants Proprietary Information" shall mean planning documentation, inherent and control risk assessments, listing of matters for the attention of the partner and detailed audit programs or records of tests and such other comparable items as shall be so designated by the accountants, provided that any information specifically relating to Seller that is the subject of such work papers contained in any of the foregoing shall not be deemed Accountants Proprietary Information, and such information shall be provided to a party when such party is entitled to accountants' work papers pursuant to this Agreement.

     "Accounting Principles" shall mean the accounting principles set forth on
Schedule 1.1 hereto.

     "Affiliate" of a specified Person shall mean a Person directly or indirectly controlling, controlled by, or under common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Arbitrating Firm" shall mean one of the "big six" independent public accounting firms (other than any such firm that audited the 1994, 1995 or 1996 financial statements of Buyer, Seller or any of their respective Affiliates) selected by agreement of Buyer and Seller or, if they cannot agree, chosen by lot by Seller and Buyer from among the aforesaid firms.

     "Assets" shall mean all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, in which Seller has any right, title or interest.

     "Assumed Litigation" shall mean the action entitled NFA Corp. v. Southern Webbing Mills, Inc. and Asheboro Elastics Corporation, Civil Action No. 96.0225-R, in the United States District Court for the Western District of Virginia, Roanoke Division, and related Arbitration as described in that certain summary letter of Wolf, Greenfield & Sacks, P.C. dated July 30, 1997, a copy of which has been previously delivered to Buyer.

     "Basket Amount" shall mean $800,000.

     "Best efforts" shall mean, whenever used with reference to a party's obligation, an obligation of such party to use reasonable commercial efforts, but shall not be interpreted to require such party to take any action or refrain from taking any action that would be materially burdensome to such party or to amend this Agreement or any agreement contemplated hereby or to forego or waive any of its rights hereunder or thereunder.

     "Business" shall mean the business conducted by the Elastic Corporation of America division of the Seller prior to the Closing, including the manufacture of narrow woven and narrow crochet knitted elastic products.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina or Boston, Massachusetts, are required to or may be closed.

     "Business-Related" shall mean, when used in reference to a specified asset or obligation, only those of such assets or obligations that are used or held for use in, or related to, the Business.

     "Cap" shall mean $15,640,000, provided that the Cap shall be reduced to $4,000,000 on the second anniversary of the Closing Date, to $2,000,000 on the third anniversary of the Closing Date and to $1,000,000 on the 30th day after the sixth anniversary of the Closing Date, except that if on any such date on which the Cap would otherwise be reduced there is any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which any Buyer Indemnified Party has given written notice to Seller, the Cap shall not be deemed reduced for purposes of Seller's indemnification obligations beneath the amount of any such claim.

     "Cash," "dollars" or "$" shall mean United States dollars.

     "Closing Net Worth" shall mean Net Worth, determined as of the Closing Date, provided that the net amount of property, plant and equipment included in determining Closing Net Worth shall not exceed $9,986,000, and any excess above such amount (or such higher amount as may be approved in writing by Buyer) shall be disregarded.

     "Contracts" shall mean all mortgages, liens, security interests, leases, instruments, contracts, commitments, arrangements and agreements of every type and description to which Seller is a party or by which Seller or any of the Acquired Assets are bound.

     "Current Liabilities" shall mean, as of any date, all current liabilities of the Business as of such date, excluding liabilities for Federal, state, local or other income Taxes, determined in accordance with U.S. GAAP applied on a consistent basis with the Annual Financial Statements.

     "Cut-Off Date" shall mean the 180th day after the Closing Date.

     "EBIT" shall mean, for any fiscal period and with respect to any Person, operating income of such Person before (i) interest expense, (ii) extraordinary items of income and expense, (iii) interest income, (iv) income taxes of Seller and (v) allocation of corporate overhead and legal expenses, and adjusted to exclude the effect of any gain or loss on the disposition of fixed assets and the cumulative effect of a change in accounting principles and estimation techniques, all as determined in accordance with U.S. GAAP applied consistently with the 1996 Financial Statements. All audit adjustments actually made shall be recorded in determining EBIT.

     "EBITDA" shall mean, for any fiscal period and with respect to any Person, EBIT of such Person adjusted to exclude depreciation and amortization expense otherwise taken into account in determining EBIT for such period.

     "Environmental Condition" shall mean (w) any generation, use, handling, storage, transportation, treatment, release, discharge, emission, spillage or disposal of any Hazardous Substance, Hazardous Waste, waste containing a Hazardous Substance or Petroleum Substance which occurred at or prior to the Closing in connection with the Business (whether at the Real Property or another location) any time at or prior to the Closing, by Seller or any of its Affiliates and that results in an Environmental Liability, (x) any contamination of air, soil, groundwater or surface water above, at, on, under, or adjacent to the Real Property at or prior to the Closing in connection with the Business, or
(y) exposure of any person to any Hazardous Substance, Hazardous Waste, waste containing a Hazardous Substance or Petroleum Substance in connection with the Business at or prior to Closing. The terms "Hazardous Waste," "Hazardous Substance," "Release" and "Facility" have the meanings set forth in the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act, as such statutes are amended from time to time, and any federal or state law, rule or regulation adopted pursuant thereto or otherwise relating to liability for environmental contamination, and "Petroleum Substance" means petroleum, petroleum products, crude oil or any fraction thereof and waste oil.

     "Environmental Liability" shall mean any liability or potential liability under any applicable Environmental Laws.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Excluded Business" shall mean the business conducted by the Seller other than the Business.

     "FIFO" shall mean the first-in, first-out method of accounting for inventory under U.S. GAAP.

     "Financing" shall mean the borrowing arrangements and Rule 144A Offering to be undertaken by Parent in connection with the acquisition by Buyer contemplated by this Agreement.

     "Financing Parties" shall mean the initial purchasers in the Rule 144A Offering and the lenders in the borrowing arrangements included in the Financing.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Tax Returns" shall mean Returns relating to Income Taxes.

     "Income Taxes" shall mean Taxes in the nature of income or franchise taxes, including interest, penalties and additions to tax with respect thereto.

     "Interest Rate" shall mean a rate per annum equal to the prime rate of NationsBank, N.A.. as in effect from time to time.

     "IRB Agreements" shall mean those agreements executed in connection with the $8,100,000 Revenue Bonds (NFA Corp Project), Series 1992-A, issued by the Industrial Development Board of the City of Columbiana, Alabama, under that certain Trust Indenture dated June 1, 1992, as amended by First Supplemental Trust Indenture dated May 1, 1997, listed as Items 1 through 13 in Section (j) of Schedule 4.5.

     "Knowledge" of Seller shall mean the actual knowledge of David Casty, Edward Gleadall, George McDonough, Joe Murray, Bernie Wedge, Cindy Seitel, Jackie Rorrer, Allan Sachs or Charles Carter.

     "Leased Real Property" shall mean the Real Property leased pursuant to the leases listed as Items 5, 6 and 7 in Section (b) of Schedule 4.5.

     "Legal Expenses" shall mean the reasonable fees, costs and expenses of any kind incurred by any Person entitled to indemnification pursuant to Article 11 in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any claim as to which such Person is entitled to indemnification under Article 11.

     "Legal Requirements" shall mean laws, ordinances, codes, rules, standards, regulations, decrees or orders or any court or governmental entity and other requirements of all governmental, administrative or judicial entities.

     "Material Adverse Effect" shall mean any change in, or effect on, the Business that is, or is reasonably likely to be, materially adverse to the business, operations, assets, financial condition or prospects of the Business or any material adverse effect on the ability of the Seller to carry out its obligations under and to consummate the transactions contemplated by this Agreement.

     "Net Worth" shall mean, as of any date, the net book value of the Acquired Assets, net of all applicable reserves, less the amount of the Assumed Liabilities, all determined in accordance with U.S. GAAP applied on a consistent basis with the Annual Financial Statements.

     "Obsolescence Reserve" shall mean, as of any date, the reserve for slow moving or obsolete inventory determined as of such date in accordance with U.S. GAAP.

     "Operating Leases" shall mean the leases listed as Items 1, 2, 3 and 4 in Section (b) of Schedule 4.5.

     "Owned Real Property" shall mean the Real Property located at Woolwine, Virginia; Columbiana, Alabama; and Hemingway, South Carolina, all as more particularly described in Items 1, 2 and 3 of Schedule 4.4(b).

     "Permits" shall mean all permits, consents, orders, certificates, licenses, franchises, registrations, approvals, authorizations and similar rights by governmental or regulatory authorities or bodies.

     "Person" shall mean and include an individual, corporation, company, partnership, joint venture, association, trust, and other unincorporated organization or entity and a governmental entity or any department or agency thereto.

     "Perquisites" shall mean all perquisites provided by Seller to employees.

     "Real Property" shall mean all real property, fixtures, buildings and improvements thereon, wherever located, owned, occupied, used or held for use by Seller in connection with the Business, and all appurtenances and easements and rights of way which benefit such real property and all construction-in-progress relating thereto.

     "Receivables Reserve" shall mean, as of any date, the reserve for uncollectable receivables and credit memos determined as of such date in accordance with U.S. GAAP.

     "Remedial Action" shall mean all action: (x) to cleanup, remove, treat or in any other way remediate any Hazardous Substance, Hazardous Waste or waste containing a Hazardous Substance in the environment; (y) to prevent the Release of any Hazardous Substance, Hazardous Waste or waste containing a Hazardous Substance so that they do not endanger or other otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities. Capitalized terms used in this definition have the meanings provided in the definition of Environmental Condition.

     "Routine Contracts" shall mean (i) all Contracts for the purchase of Inventories in the ordinary course of business and consistent with past practices of the Business from established vendors, no one of which individual purchase orders will involve the payment of more than $100,000 or provide for deliveries to the Business more than six months after the date of such purchase order, (ii) all Contracts for the sale of Inventories in the ordinary course of business and consistent with past practices of the Business to established customer accounts where an individual invoice does not exceed $100,000 or require shipments by Buyer more than six months after the Closing Date, and
(iii) all Contracts for the purchase or sale of services or involving the lease by Seller as lessee of office equipment incurred in the ordinary course of the Business, no one of which will involve the expenditure by any party thereto of an amount in excess of $50,000 after the Closing Date or will have a duration of more than six months after the Closing Date, in each case referred to in clause
(i), (ii) or (iii) only if and to the extent such Contracts shall be consistent with the representations and warranties of Seller and the other provisions of this Agreement.

     "Rule 144A Offering" shall mean the offering of debt securities by Parent in a private placement under circumstances in which such securities are intended to qualify for resale pursuant to Rule 144A under the Securities Act.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Subsidiary" shall mean any corporation in which securities representing a majority of the combined voting power of voting interests entitled to vote generally for the election of directors are beneficially owned by such company and/or one or more Subsidiaries.

     "Target Closing Net Worth" shall mean $22,689,000.

     "Taxes" shall mean (a) all Taxes, fees, levies, customs duties, assessments, or charges of any kind whatsoever, including, without limitation, gross income, net income, gross receipts, profits, windfall profits, sales, use, occupation, value-added, consumption, ad valorem, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, premium, capital stock, production, net worth, alternative or add-on minimum, environmental, business and occupation, disability, severance, or real or personal property taxes imposed by any Federal, state, county, local, foreign, or other governmental authority together with any interest, penalties, or additions to tax imposed with respect thereto and (b) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any Taxes described in clause (a) above.

     "Taxing Authority" shall mean any governmental authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

     "Technology" shall mean all technology trade secrets, confidential or proprietary information, research in progress, inventions and invention disclosures (whether patentable or unpatentable), know how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how; and drawings, schematics, blueprints, flow sheets, designs and models, if any, of any nature whatsoever.

     "U.S. GAAP" shall mean the Accounting Principles and, to the extent not inconsistent therewith, other generally accepted accounting principles in the United States of America as in effect from time to time.

     "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.

     1.2 Terms Defined Elsewhere. The following terms are defined in the text of the Agreement as indicated below:

    TERM                                                                LOCATION IN AGREEMENT
    ------------------------------------------------------------------- ---------------------
    "1996 Financial Statements"........................................  Section 4.3(a)
    "Acquired Assets"..................................................  Section 2.1
    "Acquisition Transaction"..........................................  Section 7.9
    "Annual Financial Statements"......................................  Section 4.3(a)
    "Assigned Receivables".............................................  Section 3.3(b)
    "Assumed Contracts"................................................  Section 2.3
    "Assumed Employee Liabilities".....................................  Section 7.13(a)
    "Assumed Liabilities"..............................................  Section 2.4
    "Benefit Plans"....................................................  Section 4.8(a)
    "Business Employees"...............................................  Section 4.8(a)
    "Business Intellectual Property"...................................  Section 4.4(i)
    "Buyer's Savings Plan".............................................  Section 7.13(d)
    "Buyer"............................................................  Preamble
    "Buyer Confidential Information"...................................  Section 6.1
    "Buyer Indemnified Party"..........................................  Section 11.1
    "CERCLA"...........................................................  Section 4.10(c)
    "Closing"..........................................................  Section 10
    "Closing Balance Sheet"............................................  Section 3.2(a)
    "Closing Consideration"............................................  Section 3.1
    "Closing Date".....................................................  Section 10
    "Closing Financial Statements".....................................  Section 3.2(a)
    "Closing Receivables"..............................................  Section 3.3(a)
    "COBRA"............................................................  Section 7.13(f)
    "Collected Amount".................................................  Section 3.3(b)
    "Contract Default".................................................  Section 4.2
    "Customer Refund"..................................................  Section 3.4
    "Deferral Notice"..................................................  Section 10
    "Dispute Deadline Date"............................................  Section 3.2(b)
    "Disputed Amount"..................................................  Section 3.2(c)
    "Employee Claims"..................................................  Section 7.13(a)
    "Environmental Laws"...............................................  Section 4.10(a)
    "Environmental Permits"............................................  Section 4.10(a)
    "ERISA"............................................................  Section 4.8(a)(i)

    TERM                                                                LOCATION IN AGREEMENT
    ------------------------------------------------------------------- ---------------------
    "ERISA Affiliate"..................................................  Section 4.8(g)
    "Excluded Assets"..................................................  Section 2.2
    "Excluded Receivables".............................................  Section 2.2(g)
    "FICA".............................................................  Section 7.13(b)
    "Financial Statements".............................................  Section 4.3(a)
    "FUTA".............................................................  Section 7.13(b)
    "indemnified party"................................................  Section 11.2(a)
    "indemnifying party"...............................................  Section 11.2(a)
    "Intellectual Property"............................................  Section 2.1(g)
    "Interim Balance Sheet"............................................  Section 4.3(a)
    "Interim Financial Statements".....................................  Section 4.3(a)
    "Inventories"......................................................  Section 2.1(b)
    "IRS"..............................................................  Section 4.8(b)
    "Liens"............................................................  Section 4.2
    "Losses"...........................................................  Section 11.1(a)
    "Machinery and Equipment"..........................................  Section 2.1(d)
    "Minimum EBITDA"...................................................  Section 7.15
    "Non-Compete Parties"..............................................  Section 7.10
    "Non-Compete Period"...............................................  Section 7.10
    "Parent"...........................................................  Preamble
    "PBGC".............................................................  Section 4.8(g)
    "Post-Closing Certificate".........................................  Section 3.2(a)
    "Prepaid Expenses".................................................  Section 2.1(c)
    "Product Liability Claims".........................................  Section 2.5(a)
    "Property".........................................................  Section 4.4(b)
    "Purchase Price"...................................................  Section 3
    "Real Property Leases".............................................  Section 4.4(b)
    "Receivables"......................................................  Section 2.1(a)
    "Receivables Deficiency"...........................................  Section 3.3(b)
    "Receivables Notice"...............................................  Section 3.3(b)
    "Related Person"...................................................  Section 4.12
    "Representatives"..................................................  Section 6.1
    "Returns"..........................................................  Section 4.7(b)
    "Seller's Accountants".............................................  Section 3.2(a)
    "Seller's Savings Plan"............................................  Section 7.13(d)
    "Seller"...........................................................  Preamble
    "Seller Confidential Information"..................................  Section 6.2
    "Seller Contracts".................................................  Section 4.5
    "Software".........................................................  Section 2.1(k)
    "Survival Date"....................................................  Section 12.2
    "Third Party Action"...............................................  Section 11.2(a)
    "Transferred Employee".............................................  Section 7.13(a)
    "Uncollected Amount"...............................................  Section 3.3(b)

     1.3 Construction. Unless herein otherwise provided, or unless the context shall otherwise require, words importing the singular number shall include the plural number, and vice versa; the terms "herein", "hereof " and "hereunder", or other similar terms, refer to this Agreement as a whole and not only to the particular sentence, paragraph, Section or Article in which any such terms may be employed; a reference to any Person shall include such Person's predecessors and successors; and all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. GAAP.

     2.  PURCHASE AND SALE.

     Subject to the terms and conditions hereof, at the Closing, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, the Business and the Acquired Assets.

     2.1 Acquired Assets. As used herein, "Acquired Assets" shall mean all Assets that are used or held for use in, or related to, the Business (except for the Excluded Assets), including, without limitation, the following:

          (a) All accounts and notes receivable ("Receivables").

          (b) All inventories, including raw materials, work-in-process and finished goods ("Inventories").

          (c) All prepaid expenses and deferred expenses to the extent such items will benefit the Business after the Closing Date and to the extent transferable ("Prepaid Expenses").

          (d) All machinery, equipment, computer hardware, fixtures, tools, furniture, office supplies, spare parts, supplies, vehicles and other fixed assets ("Machinery and Equipment").

          (e) The Owned Real Property.

          (f) Seller's rights, title and interest in, to and under each of the Assumed Contracts.

          (g) All patents, patent rights, trademarks, trade names, service marks, service names, copyrights, registrations and applications for the foregoing, licenses with respect to the foregoing and other such property (including, without limitation, the name "Elastic Corporation of America") ("Intellectual Property").

          (h) All Technology.

          (i) All Permits.

          (j) All claims and rights against third parties, including, without limitation, insurance claims, unliquidated rights under manufacturers' and vendors' warranties, rights of recovery, set-offs and credits.

          (k) All computer software and databases ("Software").

          (l) All deposits relating to the Acquired Assets.

          (m) The Assumed Litigation.

          (n) All books and records relating to the Business or the Acquired Assets including, without limitation, copies of lists of customers and suppliers (past, present and potential); records with respect to items
     (a)-(m) above; business development plans; advertising matter, catalogues, brochures, correspondence, mailing lists, photographs, sales materials and records; purchasing materials and records; operating manuals and guidelines; software manuals and documenting data stored on electronic, optical or magnetic form; sales order files; personnel records of employees; accounting, tax and litigation files; and other records or documents of any kind used in or required to continue the Business. Seller, however, shall be entitled to retain copies of any such documents or records which are necessary for its tax, accounting or legal purposes.

     2.2 Excluded Assets. The following Assets (the "Excluded Assets") are not included in the Acquired Assets and Seller shall not sell to Buyer and Buyer shall not purchase from Seller the following:

          (a) All cash and cash equivalents on hand, in transit or in depositories.

          (b) All of the assets, properties, interests and rights of the Seller which are not used or held for use in, or related to, the Business.

          (c) The name "NFA Corp."

          (d) The assets listed in Schedule 2.2(d) hereto.

          (e) Any rights to and under Contracts not assumed by Buyer pursuant to
     Section 2.3.

          (f) The rights to any of Seller's claims for any federal, state, local, or foreign tax refunds.

          (g) The Receivables owing from Maidenform (and its subsidiary Trueform) and Lovable as of the Business Day next preceding the Closing Date (the "Excluded Receivables")(which Excluded Receivables as of September 27, 1997 in the aggregate equaled $1,819,450), the Receivables attributable to Seller's voluntary employee's beneficiary association trust and any Receivable owing from Seller or any Affiliate of Seller.

          (h) All books and records of the Seller related to the Excluded Business, the Excluded Assets and the liabilities not assumed by the Buyer in accordance with Section 2.5.

     2.3 Assumed Contracts. From and after the Closing, Buyer shall assume and perform Seller's obligations to be performed after the Closing Date under the following Contracts: (i) all Routine Contracts, (ii) the IRB Agreements, (iii) the Operating Leases, and (iv) those of the other Contracts listed on Schedule
4.5 hereto that Buyer (by so indicating on such Schedule) has agreed to assume; provided, however, that (a) in no event shall Buyer assume any liability or obligation under any Contract (i) required by the terms thereof to be discharged on or prior to the Closing Date, (ii) the existence of which constitutes a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement, (iii) incurred by Seller in violation of the provisions of this Agreement, (iv) arising out of a breach or default by Seller on or prior to the Closing Date (including any event that with the passage of time or the giving of notice, or both, would become a breach or default) under any Contract, or (v) existing as of the Closing Date that, under U.S. GAAP, should have been accrued or reserved for on a balance sheet or in the notes thereto as a liability or obligation if and to the extent not accrued or reserved for on the Closing Balance Sheet, and (b) Buyer shall have the right not to assume any Contract if either Seller or another party thereto is in breach thereof or default thereunder (including any event that with the passage of time or the giving of notice, or both, would become a breach or default) as of the Closing or to the assumption of which any necessary consent is not received prior to the Closing. Contracts to be assumed by Buyer hereunder (and, as of any time prior to the Closing, without giving effect to clause (b) of the preceding sentence) are referred to as "Assumed Contracts." If any Assumed Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, such consent is not obtained at or prior to the Closing and, if applicable, Buyer waives the condition set forth in Section 8.5(a) with respect thereto, then such Assumed Contract shall not be assigned to and assumed by Buyer at the Closing. Instead, upon Buyer's request, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assumed Contract, including enforcement of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

     2.4 Other Liabilities Assumed. Buyer shall assume as of the Closing and pay thereafter the Current Liabilities that are not discharged on or prior to the Closing Date, to the extent accrued or reserved for in the calculation of Closing Net Worth, as finally determined (the "Assumed Liabilities").

     2.5 Non-Assumption of Liabilities. Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller of any kind or nature, known, unknown, contingent or otherwise, other than those obligations and liabilities expressly assumed by it pursuant to Sections 2.3 and 2.4. Without limiting the generality of the foregoing, in no event shall Buyer assume or incur any liability or obligation under this Agreement or otherwise in respect of any of the following:

          (a) Any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income ("Product Liability Claims").

          (b) Except as and to the extent included in the Assumed Liabilities, any liability or obligation for any Tax imposed on Seller (or any member of an affiliated group of which it is or was a member) or assessed or incurred in connection with the assets, property or operation of the Business on or prior to the Closing Date or arising under or in connection with the Excluded Assets or the Excluded Business.

          (c) Any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of Seller, whether or not employed by Buyer after the Closing, or under any benefit arrangement with respect thereto, other than the Assumed Employee Liabilities.

          (d) Any liability or obligation with respect to an Environmental Condition arising from acts or omissions at or prior to Closing, including without limitation any matter arising under CERCLA.

     2.6 Schedules of Assets Not Exclusive. To the extent any assets of Seller are intended to be transferred to Buyer pursuant to the general language of this
Article 2 but do not appear on the applicable Schedules, the general language of this Article 2 shall govern and such assets shall nonetheless be deemed transferred to Buyer.

     2.7 Assurances. After the Closing, for no further consideration, Seller shall perform all such other action and shall execute, acknowledge and deliver all such assignments, transfers, consents and other documents as Buyer or its counsel may reasonably request to vest in Buyer, and protect Buyer's right, title and interest in, and enjoyment of, the Business and the Acquired Assets.

     3.  PURCHASE PRICE.

     The purchase price for the Acquired Assets (the "Purchase Price") shall be calculated and paid in accordance with this Article 3.

     3.1 Closing Consideration. Subject to the terms and conditions of this Agreement, at the Closing Buyer shall deliver to Seller cash in an amount equal to $78,200,000 minus the face amount of the Excluded Receivables (the "Closing Consideration"). Buyer shall also assume the IRB Agreements as provided in
Section 2.3.

     3.2  Calculation of Closing Net Worth.

     (a) As promptly as practicable after the Closing Date, and in any event not later than 60 days after the Closing Date, Seller shall deliver to Buyer (i) a draft consolidated balance sheet of the Business as of the end of the Closing Date (the "Closing Balance Sheet") and a draft statement of income and draft statement of cash flows of the Business for the period from the end of the preceding fiscal year of Seller through the end of the Closing Date, including footnotes thereto (collectively, the "Closing Financial Statements"), prepared in accordance with U.S. GAAP consistently applied with the Financial Statements but without giving effect to any changes attributable to the purchase of the Acquired Assets or assumption of the Assumed Liabilities by Buyer (which drafts shall reflect all audit adjustments and be in substantially final form subject to resolution of any disputes raised by Buyer), (ii) the draft audit report of Deloitte & Touche LLP, Seller's independent public accountants ("Seller's Accountants"), with respect to its review of the Closing Financial Statements, which audit report shall be unqualified, (iii) a certificate of Seller (the "Post-Closing Certificate") showing its calculation of the Closing Net Worth and
(iv) a report of Seller's Accountants addressed to Buyer stating that the Closing Net Worth as set forth in the Post-Closing Certificate was calculated in accordance with the Closing Financial Statements and this Agreement. Buyer shall give Seller full access to the personnel, books and records of Buyer during normal business hours upon reasonable request of Seller and shall provide to Seller information reasonably requested by Seller all to enable Seller and its representatives to prepare the Closing Financial Statements and the Post-Closing Certificate. Seller shall use its best efforts to make available to Buyer its accountants' work papers (excluding papers containing Accountants Proprietary Information of such accountants) and such other information relating to the preparation of the Closing Financial Statements and the calculation of the Closing Net Worth as Buyer shall reasonably request.

     (b) In the event that Buyer disputes the calculation of the Closing Net Worth, Buyer shall give written notice thereof to Seller on or before the 60th day after the Post-Closing Certificate was given to Buyer (the "Dispute Deadline Date"), which notice shall set forth the basis for such dispute in reasonable detail. Buyer and Seller shall use all reasonable efforts to resolve any such dispute, but if any such dispute cannot be resolved by such parties within 30 days after the date the dispute notice is given, all unresolved disputes shall be referred to an Arbitrating Firm for resolution. Buyer and Seller shall seek to cause the Arbitrating Firm to make its determination within 30 days after referral of a dispute to it. The determination of the Arbitrating Firm shall be conclusive and binding on each party. The fees of the Arbitrating Firm shall be allocated and paid by Seller or Buyer, or divided between them, on a basis determined by the Arbitrating Firm to be fair taking into account the correctness of the positions asserted by each of them with respect to the disputed matters resolved by the Arbitrating Firm.

     (c) The Closing Net Worth shall be deemed to be finally determined in the amount set forth in the Post-Closing Certificate on the Dispute Deadline Date unless a dispute notice is given in accordance with Section 3.2(b) with respect to the calculation thereof. If such a dispute notice is given with respect to Closing Net Worth (each such calculation to which such dispute relates, a "Disputed Amount"), the Disputed Amount shall be deemed finally determined on the date that the Arbitrating Firm gives written notice to Buyer and Seller of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Seller and Buyer agree in writing on the amount thereof, in which case such Disputed Amount shall be calculated in accordance with such determination or agreement, as the case may be. Promptly after the Closing Net Worth has been finally determined, Seller shall furnish to Buyer final versions of the Closing Financial Statements, together with the final audit report of Seller's Accountants with respect thereto.

     (d) If the Closing Net Worth, as finally determined, is less than the Target Closing Net Worth, then Seller shall pay to Buyer the amount of such deficiency, plus interest on the amount of such deficiency from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Interest Rate. If the Closing Net Worth, as finally determined, exceeds Target Closing Net Worth, then Buyer shall pay to Seller the amount of such excess, plus interest on the amount of such excess from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Interest Rate.

     (e) Any amount due pursuant to Section 3.2(d) shall be paid within five Business Days after Closing Net Worth shall have been finally determined. Any payment referred to in this Section 3.2(e) shall be deemed an adjustment to the Purchase Price.

     3.3  Adjustment for Receivables.

     (a) On or before the eighth Business Day after the Closing Date, Seller shall deliver to Buyer a list of all Receivables included in the Acquired Assets as of the Closing (the "Closing Receivables") showing, in each case, the name of the customer owing such Receivable, the date and number of each outstanding invoice and the amount owed by such customer on each such invoice. The total of all such Receivables, less the amount of the Receivables Reserves as of the Closing Date, shall equal the amount included for Receivables in Seller's calculation of Closing Net Worth set forth in the Post-Closing Certificate. Buyer shall provide Seller with access to the books and records of Buyer to the extent necessary to prepare such list.

     (b) After the Closing, Buyer shall have full right and authority to collect for its own account all Closing Receivables and shall make a good faith effort to collect the Closing Receivables. Seller shall immediately pay to Buyer any amount received by Seller after the Closing attributable to payment of any Closing Receivables, except with respect to Assigned Receivables after assignment thereof to Seller as provided below. Within 30 days after the Cut-Off Date, Buyer shall give Seller notice (the "Receivables Notice") specifying the aggregate amount of Closing Receivables collected by Buyer during the period from the Closing Date through the Cut-Off Date (the "Collected Amount"). If (i) the face amount of the Closing Receivables minus the Collected Amount (the "Uncollected Amount"), exceeds (ii) the Receivables Reserve (the "Receivables Deficiency"), then Seller shall be obligated to pay to Buyer cash in an amount equal to the Receivables Deficiency, plus interest accrued on the amount thereof from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Interest Rate, within five Business Days after the date that the Receivables Notice is given. If the Receivables Reserve exceeds the Uncollected Amount, then Buyer shall be obligated to pay to Seller cash in an amount equal to such excess, plus interest accrued on the amount thereof from and including the Closing Date, to but excluding the date of payment at a rate per annum equal to the Interest Rate, within five Business Days after the date that the Receivables Notice is given. If the Uncollected Amount is greater than zero, on such date that the Receivables Notice is given or, if Seller is obligated to pay to Buyer an amount equal to the Receivables Deficiency, on such date that Seller shall pay Buyer an amount equal to the Receivables Deficiency plus interest as aforesaid, Buyer shall assign to Seller the Closing Receivables (including the unpaid portion of any Closing Receivables) that were not collected during the period from the Closing Date through the Cut-Off Date (the "Assigned Receivables"). Upon an assignment to Seller of Assigned Receivables pursuant to this Section, Buyer shall have no further responsibility with respect to any such Assigned Receivables and shall not be entitled to receive any portion of any amounts collected by Seller with respect thereto, and Seller shall be entitled to undertake any and all collection efforts (including, without limitation, the commencement of legal action) with respect to any such Assigned Receivables, provided that Buyer shall, if so requested by Seller within five
(5) Business Days after receipt of the Receivables Notice, make a good faith effort to collect the Assigned Receivables for the account of Seller and remit any receipts thereof on the 90th and 180th day after the Cut-Off Date, but after such 180th day Buyer shall have no further obligation to collect the Assigned Receivables. Buyer shall give Seller access to such books and records of Seller with respect to Assigned Receivables as Seller shall reasonably request. Except as provided in the second preceding sentence, Buyer shall promptly pay to Seller any amount received by Buyer after the Cut-Off Date attributable to payment of any Assigned Receivables. For purposes of this Section 3.3, all amounts collected on account of Receivables shall be applied as indicated by the customer or, if no indication is made, to the oldest outstanding Receivable, except to the extent that the customer has asserted to Buyer a colorable defense against a Receivable as to which payment would otherwise be applied hereunder. Buyer will not notify customers that Seller has guaranteed to Buyer collection of the Closing Receivables, although Seller acknowledges that this Agreement will be filed by Parent in the public record with the Securities and Exchange Commission. Buyer shall, if so requested by Seller, make a good faith effort to collect the Excluded Receivables for the account of Seller, but Buyer shall have no further obligation to collect the Excluded Receivables after the Cut-Off Date. Buyer shall promptly pay to Seller any amount received by Buyer after the Closing attributable to payment of any of the Excluded Receivables.

     3.4 Returned Products. In the event that any customer returns to Buyer for refund any Business-Related product shipped by Seller on or prior to the Closing Date and there are insufficient Closing Receivables of such customer against which such refund may be setoff fully, Seller shall be obligated to pay to Buyer, upon demand by Buyer, an amount equal to the excess of (A) the amount which Buyer refunded to said customer (in excess of the amount of such refund, if any, applied as a setoff against a Closing Receivable), over (B) the salvage value (determined in accordance with past practices of the Business), if any, of said returned product (such excess, the "Customer Refund"), within five Business Days after demand by Buyer, provided Seller shall not be obligated to make such payment until the aggregate amount of (x) the Buyer Indemnified Parties' Losses under Section 11.1(a) and (y) the Customer Refunds exceeds the sum of the Basket Amount and the reserve for returns and allowances reflected on the Closing Balance Sheet, after which Seller shall be obligated for any and all such Losses and Customer Refunds in excess of the Basket Amount and the reserve for returns and allowances reflected on the Closing Balance Sheet. In connection with any demand for reimbursement hereunder, Buyer shall provide Seller with copies of any credit memos issued by Buyer and other documentation in the possession of Buyer relating to the return of the products for which such reimbursement is demanded. Prior to making any refund for which Buyer shall seek reimbursement hereunder, the customer seeking such refund shall provide Buyer with a reasonable basis for such refund.

     3.5  Payments.  All payments of cash required to be made pursuant to this
Article 3 shall be made by wire transfer of immediately available funds to such account in the United States as shall be designated by the party entitled to receive the payment in a notice to the party required to make the payment given at least two Business Days prior to the date such payment is due.

     3.6 Allocation of Purchase Price. The Seller, Buyer and Parent agree that the Purchase Price will be allocated for all purposes (including Tax and financial accounting) (i) in the case of the Inventory, in an amount equal to its fair market value which is agreed to be an amount equal to the value thereof carried on the Closing Balance Sheet, as finally determined, and (ii) in the case of Machinery and Equipment, in such amount as Buyer and Seller shall agree within 60 days after the Closing Date or, if no such agreement is reached, as determined by an independent appraiser agreed upon by Seller and Buyer or an Arbitrating Firm, whose determination shall be final and binding on Seller, Buyer and Parent. One half of the fees of such appraiser or Arbitrating Firm shall be paid by each of Seller and Buyer. It is the intention of the parties that the allocation of the Purchase Price to Machinery and Equipment minimize ordinary income to Seller, to the extent consistent with applicable law. The Seller, Buyer and Parent will file all returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

     4.  REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller hereby represents and warrants to Buyer and Parent that:

     4.1 Organization. Seller was duly organized and is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seller has all necessary corporate power and authority to own, lease and operate the Acquired Assets and to carry on the Business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction listed in Part I of Schedule 4.1(a) hereto, which constitute all jurisdictions where qualification as a foreign corporation is required in connection with the conduct of the Business, except for such failures to be licensed or qualified and in good standing, if any, which when taken together with all other such failures of Seller would not in the aggregate have a Material Adverse Effect. Seller has delivered to Buyer prior to the date of this Agreement complete and correct copies of the Articles of Organization and By-Laws of Seller, as amended and currently in effect. The names of each managerial employee of the Business and his or her positions with the Business are fully and correctly set forth on Part II of Schedule 4.1(a) hereto.

     4.2 Authority; Binding Effect. The Seller has the power and authority to execute and deliver this Agreement and the other instruments and documents required or contemplated by this Agreement to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions provided for herein and therein. Such execution, delivery, performance and consummation do not and will not (i) contravene any provision of the Articles of Organization or By-Laws of Seller, (ii) except to the extent expressly indicated on Schedule 4.5, contravene or conflict with, result in a breach of or loss of benefits to Seller under, require any consent, approval or waiver of any party to, or entitle any party (with notice or the passage of time or both) to terminate, accelerate any obligation under, materially alter the terms of or call a default with respect to, any Seller Contract (any of the foregoing referred to in this clause (ii), including those referred to in
Schedule 4.5 hereto, being defined as a "Contract Default"), (iii) result in the creation of a lien, charge, security interest, right or claim of another, restraint on transfer or other encumbrance (collectively, "Liens") upon any of the Acquired Assets, (iv) result in any violation by Seller of any law, rule or regulation applicable to it, (v) violate or require any consent or approval under any judgment, injunction or decree of any court or governmental authority applicable to Seller or (vi) except for filings required under the HSR Act, require any consent or approval of, notice to or filing, registration or qualification with, any court or governmental authority. This Agreement has been duly authorized by all necessary action of the Seller, duly executed and delivered by the Seller and constitutes, and the other instruments and documents required or contemplated by this Agreement to be executed by Seller will be duly executed by the Seller as so required or contemplated and when so executed will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof and thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     4.3  Financial and Other Information; Absence of Adverse Changes.

     (a) Attached as Schedule 4.3(a) hereto are audited balance sheets of the Business as of the end of Seller's 1996, 1995 and 1994 fiscal years and the related audited statements of income and cash flows of the Business for each of the fiscal years then ended (the "Annual Financial Statements", and the financial statements included in the Annual Financial Statements as of the end of, and for, the 1996 fiscal year, the "1996 Financial Statements"), together with the report of Seller's Accountants with respect to the Annual Financial Statements, and the unaudited balance sheet of the Business as of September 27, 1997 (the "Interim Balance Sheet") and the related statements of income and cash flows for the nine months then ended

(the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements"). The fiscal year of Seller ends on the last Saturday in December.

     (b) Net sales for the Business (determined in accordance with U.S. GAAP) were not less than $50,100,000, $53,008,000, $55,152,000 and $58,273,000 for the
first nine months of Seller's 1997 fiscal year, and for the 1996, 1995 and 1994 fiscal years of Seller, respectively. EBIT for the Business was not less than $7,009,000, $6,940,000, $6,437,000, and $5,979,000 for the first nine months of
Seller's 1997 fiscal year and for the 1996, 1995 and 1994 fiscal years of Seller, respectively.

     (c) Except as set forth on Schedule 4.3(c), the statements of income included in the Financial Statements do not contain any items of special or nonrecurring income or expenses, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets; nor have there been any transactions since the date of the Interim Balance Sheet giving rise to special or nonrecurring income or any such write-up or revaluation. Inventories have been valued throughout the periods covered by the Financial Statements on a consistent basis. The books and accounts of the Business are complete and correct and fully and fairly reflect all of the transactions of the Business. The Financial Statements are in accordance with the books and records of the Business, were prepared in conformity with U.S. GAAP applied on a consistent basis and present fairly in all material respects the financial position, results of operations and cash flows of the Business as of the dates and for the periods indicated, except that the Interim Financial Statements do not have footnotes required by U.S. GAAP and are subject to normal year-end adjustments.

     (d) Except as set forth on Schedule 4.3(d), since December 28, 1996: (i) there have been no employment or compensation arrangements entered into by Seller with, no incentive or bonus compensation paid to, and no increases in the rates of compensation payable to or to become payable by Seller to, any Business Employee, except in the ordinary course of business consistent with the past practice of Seller with respect to the Business, provided that the aggregate amount of performance bonuses payable to Business Employees accrued by Seller for its 1997 fiscal year will not exceed $500,000; (ii) no capital expenditures have been authorized or made by Seller with respect to the Business, other than those in the ordinary course of business and that in the aggregate do not involve expenditures by Seller of more than $200,000, (iii) there have been no sales or other dispositions or acquisitions (including by purchase, lease as lessee or otherwise) of Business-Related properties or assets by Seller other than those in the ordinary course of business and that in the aggregate (excluding sales and acquisitions of Inventory in the ordinary course of business) do not involve expenditures by Seller of more than $200,000; (iv) there have been no damages or destructions, whether or not fully covered by insurance, of or to any Business-Related properties or assets; (v) Seller has not received written notice that any party to any Seller Contract intends to cancel or terminate any of such agreements or to exercise or not exercise any options thereunder; (vi) the operations and business of Seller relating to the Business have been conducted in all respects only in the ordinary course consistent with past practice (except for the execution of this Agreement); and
(vii) there has been no Material Adverse Effect.

     (e) Seller has delivered to Buyer prior to the date of this Agreement the audited balance sheets of Seller as of the end of Seller's 1996, 1995 and 1994 fiscal years and the related audited statements of income and cash flows for each of the fiscal years then ended. Such financial statements were prepared in conformity with U.S. GAAP applied on a consistent basis and present fairly in all material respects the financial position, results of operations and cash flows of Seller as of the dates and for the periods indicated.

     4.4 Acquired Assets. The Acquired Assets constitute all the assets that are used or held for use by Seller in connection with the Business and, except for contemplated additions of Inventory in the ordinary course of business, include all assets the use or benefit of which are necessary for the performance of any Seller Contract and the conduct of the Business as now conducted and presently proposed to be conducted.

     (a) Title. Except for the Assets leased to Seller pursuant to the Operating Leases, Seller has as of the date hereof, and on the Closing Date will have and convey to Buyer, good and marketable title to all the Acquired Assets, free and clear of all Liens, except (i) Liens and other exceptions permitted under Section 7.5 below and set forth on Schedule 4.4(a), (ii) liens for current taxes not yet due and payable, and (iii) mechanic's, materialmen's, landlord's and other similar liens arising in the ordinary course of business securing payments not yet due and payable. No other Person has any right to the use or possession of any of the Acquired Assets. No financing statement under the Uniform Commercial Code with respect to any of the Acquired Assets (except with respect to the Assets leased to Seller pursuant to the Operating Leases) has been filed in any jurisdiction and Seller has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.

     (b) Real Property. Schedule 4.4(b) hereto sets forth a true and correct list of all parcels of land included in the Real Property, wherever located, including with respect to each such parcel of Real Property (i) a full legal description thereof, including metes and bounds and (ii) its street address.
Schedule 4.5 includes a true and correct list of all Contracts (the "Real Property Leases") for the use or occupancy by Seller of Real Property, including fixtures, buildings, improvements, appurtenances, easements and rights of way. The term "Property" shall mean all Real Property and all property and rights leased, used or held for use by Seller pursuant to a Real Property Lease. To the Knowledge of Seller, all Property is in good condition and conforms with all applicable building, zoning, environmental, land use and other laws, ordinances, codes, orders and regulations and the use and proposed uses of such Property conforms with such laws, ordinances, codes, orders and regulations. All necessary or appropriate occupancy and other certificates and permits for the lawful use and occupancy of the Property and the equipment thereon have been issued are not violated and are in full force and effect. All notes or notices of violations of law, ordinances, codes, orders or regulations noted in or issued by any state, county, municipal or local department having jurisdiction against or affecting any of such Property have been complied with. To the Knowledge of Seller, all Property has access over currently utilized facilities and land (independent of any facilities or other property not owned by or leased (for a term continuous with the lease of such Property) to Seller) to all public roads and has all utilities and other services necessary or desirable for the conduct of the Business carried out on said Property and the same are in good and useable condition. No condemnation or eminent domain proceeding against or affecting all or any portion of any Property is pending or, to the Knowledge of Seller, threatened. No Person (other than Seller) is in possession of (or has any right, absolute or contingent, to possess superior to the right of Seller to possess) all or any portion of the Property, except for lessor's right under any Real Property Lease to retake upon termination of such Real Property Lease the Property leased thereunder. There are no disputes with, or notices from, the lessor under any Real Property Lease that have not been fully resolved and satisfied.

     (c) Machinery and Equipment. Schedule 4.4(c) hereto sets forth a complete and accurate list as of the date of the Interim Balance Sheet of (i) each item of Machinery and Equipment (whether owned or leased) acquired since December 31, 1994 with an original cost of $5,000 or more specifying the facility at which it was then located and, in the case of owned equipment, its date of purchase, method of depreciation, and book value as of the date of the Interim Balance Sheet and (ii) in the case of other Machinery and Equipment, the aggregate net book value of all Machinery and Equipment assigned to each department at each location of the Business. None of the Machinery and Equipment has been moved to a different facility since the date of the Interim Balance Sheet. The Machinery and Equipment listed on Schedule 4.4(c): (i) comprises sufficient Machinery and Equipment for Buyer to conduct and operate the Business as now being conducted by Seller, (ii) is in satisfactory working order consistent with its age and past practices of the Business, is free from any material defects and has been maintained in a manner sufficient for Buyer to conduct and operate the Business as now being conducted by Seller, and (iii) will be included in the Acquired Assets. No other person has any right to use or possession of any of the Machinery and Equipment included in the Acquired Assets. The Machinery and Equipment included in the Acquired Assets include such spare or replacement parts as are necessary in order to permit the conduct of the Business without material interruption.

     (d) Insurance. Schedule 4.4(d) hereto sets forth a complete and accurate list of all policies of fire, liability, product liability, workers compensation and other forms of insurance presently in effect with respect to the Business and the Acquired Assets. All such policies are in full force and effect and Seller has not received any notice of cancellation with respect thereto. During the past three years, no application by Seller for insurance with respect to the Acquired Assets has been denied for any reason.

     (e) Inventories. Schedule 4.4(e) hereto sets forth a complete and accurate list of the locations of the Inventories. All Inventories, net of the Obsolescence Reserve, are in good and usable condition and are currently marketable in the ordinary course of business; and the values thereof as shown by the books of Seller do not exceed the aggregate of cost (determined on a FIFO basis) or market thereof (whichever is lower) in accordance with U.S. GAAP consistently applied with the Financial Statements. There have been no acquisitions or dispositions of Inventories by Seller since December 27, 1996, except in the ordinary course of business.

     (f) Accounts Receivable. Schedule 4.4(f) contains a true and correct summary statement as of the date of the Interim Balance Sheet indicating the aging of all outstanding Receivables. All Receivables reflected on the Interim Balance Sheet are enforceable by Seller, and all Receivables reflected on the Closing Balance Sheet will be enforceable by Buyer. The Receivables represent monies due for, and have arisen solely out of, bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice of the Business. None of the Receivables represent monies due for goods either sold on consignment or sold on approval. There are no defenses, rights of set-off, counterclaims, assignments, restrictions, encumbrances, or conditions enforceable by third parties on or affecting any Receivable except as shall have been adequately reserved against under GAAP.

     (g) Permits. Schedule 4.4(g) hereto sets forth a complete and accurate list of all Permits used or held for use in connection with the conduct of the Business or required for the ownership or possession of the Acquired Assets, and (except if designated on Schedule 4.4(g) hereto as unassignable) all such Permits will be assigned to Buyer as of the Closing and Buyer will be entitled commencing as of such time to all authorizations and benefits provided thereunder. Such Permits include all Permits the use and exercise of which are necessary for the conduct of the Business as now conducted or the ownership or possession of the Acquired Assets.

     (h) Computer Software. The Software used or held for use in connection with the conduct of the Business is adequate for the conduct of the Business.

     (i) Intellectual Property; Software; Technology. The Intellectual Property, Technology and Software owned by, licensed to or used by Seller and related to, used in or held for use in the Business (the "Business Intellectual Property") is sufficient for the conduct and operation of the Business as now being conducted. Schedule 4.4(i) hereto sets forth a list of all Intellectual Property included in the Business Intellectual Property and any licenses or other agreements relating thereto, and contains an indication of any governmental registrations made by Seller of Business Intellectual Property. All of Seller's right, title and interest in the Business Intellectual Property are included in the Acquired Assets. Except as indicated on such Schedule, all Intellectual Property included on such Schedule and shown as registered has been duly registered and filed. To the Knowledge of Seller, except as set forth on
Schedule 4.4(i), Seller is the sole and exclusive owner of, and has the sole and exclusive right to use, the Business Intellectual Property, in each case free and clear of any Lien, free from any requirement of any past, present or future royalty payments, license fees, charges or other payments and subject to no interference or other contest proceeding. Excluding Software, Seller has valid, binding and enforceable rights to use all Business Intellectual Property used but not owned by it and material to the Business. Except as set forth on
Schedule 4.4(i) and except with respect to Software, Seller has not granted any outstanding licenses or other rights, or has any obligations to grant licenses or other rights with respect to, any of the Business Intellectual Property. Except as set forth on Schedule 4.4(i), no claims have been made by Seller of any violation or infringement by others of the rights of Seller with respect to any Business Intellectual Property, and Seller has no Knowledge of any basis for the making of any such claim. Except as set forth on Schedule 4.4(i), to the Knowledge of Seller, the Business has not violated or infringed any Intellectual Property or Technology rights of others. Seller has not received any written notice from any other Person pertaining to or challenging the right of Seller to use any Business Intellectual Property.

     4.5 Contracts. Schedule 4.5 hereto sets forth a complete and accurate list of all Contracts (excluding Routine Contracts) of categories (a) through (p) of
Schedule 4.5 (collectively, and together with Routine Contracts, the "Seller Contracts"). Seller has at or prior to the date of this Agreement furnished to Buyer true and complete copies of all Seller Contracts listed on Schedule 4.5, as in effect on the date of this Agreement, and no Seller Contract has been subsequently modified or amended. Neither Seller nor, to the Knowledge of Seller, any other party to any Seller Contract is in default or is claimed to be in default in complying with any material provision of any Seller Contract or has committed or permitted any event which, with notice or the passage of time or both, would constitute such a default; and each Seller Contract is in full force and valid and binding upon Seller and (to the Knowledge of Seller) upon any other parties thereto. The Routine Contracts will not require the expenditure by Seller after the Closing of more than $1,000,000 in the aggregate. The present value (utilizing a discount rate of 8.94%), determined as of the date of the Agreement, of the remaining lease payment obligations under the Operating Leases is not greater than $2,330,000. Except as indicated on Schedule 4.5, no consent of any party to any Seller Contract is required for any of the transactions contemplated by this Agreement.

     4.6 Litigation; Compliance with Law. Except as disclosed on Schedule 4.6 hereto, there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller's performance of this Agreement, the Business or the Acquired Assets. No investigation or review by any governmental entity with respect to the Business or the Acquired Assets is pending or, to the Knowledge of Seller, threatened. The Business is being conducted in accordance with all Legal Requirements applicable to Seller, the Business or the Acquired Assets. Seller holds, and is in compliance with, all Permits required by applicable Legal Requirements. No event has occurred and is continuing that permits, or after notice or lapse of time or both would permit, any modification or termination of any Permit. Seller (i) has not received any written notice asserting any noncompliance with any Legal Requirement or Permit,
(ii) is not subject to any Legal Requirement or Permit, which if enforced against or complied with by Seller, could have a Material Adverse Effect, and
(iii) has no Knowledge of any Legal Requirement proposed or under consideration, which, if effective, could have a Material Adverse Effect.

     4.7  Taxes.

     (a) Seller has timely filed all returns, declarations, statements, forms, estimates, reports or other documents or information, including any amendments to any of the foregoing, required to be filed with or supplied to any Taxing Authority ("Returns") which are required to be filed in connection with or relating to the Business, and all Taxes shown to be due on such Returns have been timely paid. All such Returns are complete, accurate, and correct. Except as disclosed in Schedule 4.7, Seller does not have in effect, and has not been requested to make, any waiver or extension of any statute of limitations with respect to Taxes in connection with or relating to the Business. Seller has paid all Taxes required to be paid by it in connection with or relating to the Business.

     (b) None of the Acquired Assets is (i) subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Code; (ii) "tax-exempt use property" within the meaning of Section 168(h) of the Code; or
(iii) except for the Assets leased pursuant to the IRB Agreements, "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

     (c) There are no pending, proposed, or, to the Knowledge of Seller, threatened, audits, actions, assessments or deficiencies asserted with respect to Taxes of Seller.

     (d) Seller is not a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, and certification to that effect will be delivered to Buyer prior to the Closing Date.

     4.8  Employee Benefits.

     (a) To the Knowledge of Seller, set forth in Schedule 4.8(a) hereto is a complete and correct list of:

          (i) each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and

          (ii) any other material benefit plan, arrangement or policy, including, without limitation, any stock option, stock purchase, sick leave, disability, workers compensation, vacation pay, holiday pay, employee loan, educational assistance, incentive or bonus plan, policy or arrangement or any employment, indemnification, consulting or severance plan, policy or agreement, covering current or former employees of Seller employed in the Business ("Business Employees"), whether written or oral ("Benefit Plans"). Seller has not made any commitment to create any additional Benefit Plan or to terminate or modify or change in any respect any existing Benefit Plan.

     (b) Seller has delivered to Buyer prior to the date of this Agreement complete and correct copies of each Benefit Plan, or written summaries of any unwritten Benefit Plan, and, where applicable with respect to such Benefit Plans, any related trust agreements, insurance contracts, the latest Internal Revenue Service ("IRS") determination letter, the last three annual reports on IRS Form 5500, the last three annual financial statements, the last three actuarial reports, and the most recent summary plan description or other employee handbook. Set forth on Schedule 4.8(b) is a true and complete statement of (i) the names, current rates of base compensation and amounts of supplemental compensation of all current Business Employees whose total compensation exceeded $60,000 in the 1996 fiscal year or is expected to exceed $60,000 during the 1997 fiscal year, and (ii) the compensation from Seller of all sales agents, dealers or distributors of Seller listed in part (g) of Schedule 4.5 for the fiscal year 1996 and for the first nine months of 1997.

     (c) With respect to each Benefit Plan: (i) each such Benefit Plan is and has been in substantial compliance, in form and operation, with all applicable laws and regulatory requirements, and has been administered in accordance with its terms and the terms of any applicable collective bargaining agreement; and
(ii) each such Benefit Plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code, and nothing has occurred since the date of such favorable determination letter which would adversely affect its tax-qualified status.

     (d) No event has occurred and no condition exists with respect to any Benefit Plan which could subject any Benefit Plan, Buyer, or any of Buyer's employees, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty or for an excise tax, penalty tax or fine under the Code or ERISA, including, without limitation, liability for a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code. No Benefit Plan or related trust is liable for any federal, state, local or foreign taxes. There are no actions, suits, or claims (other than routine claims for benefits in the ordinary course) with respect to any Benefit Plan pending or threatened which could give rise to a material liability, and Seller has no Knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course). No Benefit Plan is currently under investigation, audit or review by any governmental agency and, to the Knowledge of Seller, no such investigation, audit or review is contemplated or under consideration.

     (e) No event has occurred nor does any condition exist with respect to: (i) any plan subject to Title IV of ERISA currently or previously maintained, sponsored or contributed to by Seller (including any terminated Plan) or (ii) any employee benefit plan or arrangement maintained, sponsored or contributed to by any entity which is treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") which could subject Buyer or any of Buyer's employees, directly or indirectly (through an indemnification agreement or otherwise), to liability, including, without limitation, liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA. Neither the execution of this Agreement nor the Closing will be a "reportable event" under Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any defined benefit plan maintained, sponsored or contributed to by an ERISA Affiliate.

     (f) All contributions and premium payments required to have been made under or with respect to any Benefit Plan have been timely made.

     (g) The execution and performance of this Agreement will not trigger or accelerate the payment or vesting, or increase the amount of compensation or remuneration (whether of severance pay or otherwise) due any employee, former employee, or director of Seller, except as shall be solely the responsibility of Seller.

     (h) Schedule 4.8(h) sets forth: (i) the amount of premiums paid by Seller with respect to current and former Business Employees (and their covered dependents) under any insured group health plan for each of the last three years; and (ii) the amount of claims paid by Seller with respect to current and former Business

Employees (and their covered dependents) under any self-insured group health plan for each of the last three years. No Benefit Plan provides life, health or other welfare benefits to retirees or other terminated employees of the Business, other than continuation coverage mandated by Section 4980B of the Code or any state law requiring similar continuation coverage.

     (i) Each Benefit Plan covers only current or former employees or directors of Seller and their beneficiaries. Substantially adequate and complete records for each Benefit Plan have been maintained and are in the custody of Seller or a third party service provider retained by Seller.

     4.9 Labor Relations. (a) Except as set forth on Schedule 4.9(a), Seller has paid or made provision for payment of all salaries and accrued wages of Business Employees and has complied in all respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to equal employment opportunity obligations, prohibitions against discrimination in employment, fair employment practices, entitlements, wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate government authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of Business Employees. No union or other collective bargaining unit has been certified or recognized by Seller as representing any Business Employees. There are no controversies pending or, to the Knowledge of Seller, threatened between Seller, on the one hand, and any labor union or other collective bargaining unit purporting to represent any Business Employees. The Business is not affected by any current or, to the Knowledge of Seller, threatened strike or other labor disturbance, nor to the Knowledge of Seller is any union attempting to represent any Business Employees as collective bargaining agent. Seller has on file a properly completed Immigration and Naturalization Service Form I-9 for each Business Employee to the extent required by law, and Seller has duly examined all appropriate documentation in connection therewith.

     (b) Except as set forth on Schedule 4.9 (b), during the preceding 90 days, there has been no "employment loss" as defined in the WARN Act with respect to any Business Employee.

     4.10  Environmental Matters.

     (a) Seller has obtained all permits, licenses and other authorizations that are required with respect to the ownership or occupancy of any Acquired Assets or the operation of the Business as currently conducted under any Environmental Laws (as hereinafter defined) (such permits, licenses and authorizations being hereinafter referred to as "Environmental Permits"), including all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes into the environment, including but not limited to ambient air, surface water, ground water, land surface or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes (which laws, together with all regulations, rules, codes, plans, decrees, judgments, injunctions, notices and demand letters issued, entered, promulgated or approved thereunder being herein referred to as "Environmental Laws"). To Seller's Knowledge, Seller is not in material violation of the terms and conditions of any Environmental Permits required under the Environmental Laws, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables applicable to the Acquired Assets or the Business that are contained in the Environmental Laws. Seller has not received any notice of whatever form within the five years preceding the date of this Agreement alleging noncompliance with any Environmental Law with respect to the Acquired Assets or the Business.

     (b) There is no civil, criminal or administrative action, demand, claim, investigation, order, notice, or proceeding pending or, to Seller's Knowledge, threatened against Seller, under the Environmental Laws.

     (c) Except as disclosed on Schedule 4.10, to the Knowledge of Seller, there are no past or present events, conditions, circumstances or plans that may interfere with or prevent compliance or continued compliance with respect to the Business or the Acquired Assets with the Environmental Laws, or that may give rise to any common law or other legal liability or obligation with respect to the Business or the Acquired

Assets, including, but not limited to, liability or obligation under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, industrial toxic or hazardous material, substance or waste. Without in any way limiting the foregoing, to Seller's Knowledge no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined under CERCLA or any applicable similar state law) has occurred or is currently occurring in connection with the conduct of the Business and there is no spill, deposit or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable similar state law) at, on, into, under or having originated from the Acquired Assets or the Business. Except as disclosed on Schedule 4.10, to Seller's Knowledge the Acquired Assets do not include any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls that is not now or ever has been leaking; any asbestos that is in friable condition; or any underground tank that contains petroleum products or any toxic or hazardous material, substance or waste, as those terms are defined in the Environmental Laws, which tank has not been determined by Petro Tite test or equivalent method to be free of leaks within the last twelve months.

     4.11 Customers and Suppliers. Schedule 4.11 contains a true and complete list of (i) the names of, and the dollar volume and percentage of products or services purchased from, each of the 10 largest suppliers of products and services to the Business during its 1996 fiscal year and the first nine months of its 1997 fiscal year and (ii) the dollar volume and percentage of sales to each of the 10 largest customers (in terms of sales and gross profits (which will be treated as Buyer Confidential Information and will not be disclosed in any filing except to the extent required by any Legal Requirement and then only in accordance with the procedures set forth in Section 6.3, if applicable) of products and services of the Business during such periods. Seller has not received notice from any such customer or supplier that it does not intend to continue, or currently is contemplating ceasing, business dealings with Seller.

     4.12 Transactions with Related Persons. Schedule 4.13 contains a true and complete description of all transactions relating to the Business or the Acquired Assets between Seller, or any Benefit Plan of Seller or any of its Related Persons or any other Related Person of Seller that have occurred since December 31, 1994, or that have not been fully performed and discharged as of the date of this Agreement (whether under any of the Contracts listed on Schedule 4.5 or otherwise), excluding purchases from the Business of Inventory in the ordinary course of business on customary, arms'-length terms. For purposes of this Agreement, a "Related Person" of a specified person is (i) an Affiliate of the person specified, (ii) a director or officer of any of the foregoing referred to in this sentence, (iii) a spouse, parent, sibling, child, mother-or father-in-law, son-or daughter-in-law, or brother-or sister-in-law of any of the foregoing referred to in this sentence, and (iv) any trust or other estate in which any of the foregoing referred to in this sentence has a substantial beneficial interest or as to which any of the foregoing referred to in this sentence serves as trustee or in a similar fiduciary capacity.

     4.13 Disclosure of All Material Facts. None of the information provided to Buyer or Parent by Seller, or any of its representatives, includes an untrue statement of material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

5.  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT.

     Each of the Buyer and Parent hereby represents and warrants to Seller that:

     5.1 Organization. Each of the Buyer and Parent was duly organized and is a corporation validly existing and in good standing under the laws of Delaware.

     5.2 Authority; Binding Effect. Each of the Buyer and Parent has the power and authority to execute and deliver this Agreement and the other instruments and documents required or contemplated by this Agreement to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions provided for herein and therein. Such execution, delivery, performance and consummation do not and will not (i) contravene any provision of the certificate of incorporation or by-laws of

Buyer or Parent, (ii) contravene or conflict with, result in a breach of, or entitle any party (with notice or the passage of time or both) to call a default with respect to, any agreement or instrument to which Buyer or Parent is party or by which any of its properties or assets are bound, (iii) result in any violation by Buyer or Parent of any law, rule or regulation applicable to it,
(iv) violate or require any consent or approval under any judgment, injunction or decree of any court or governmental authority applicable to Buyer or Parent or (v) except for filings required under the HSR Act, the Exchange Act and, in connection with the Rule 144A Offering, the Securities Act and state securities laws, require any consent or approval of or notice to or filing, registration or qualification with, any court or governmental authority. This Agreement has been duly executed and delivered by Buyer and Parent and constitutes, and such other instruments and documents required or contemplated by this Agreement to be executed and delivered by Buyer and Parent will be duly executed by it as so required or contemplated and when so executed will constitute, its legal valid and binding obligation enforceable against it in accordance with the terms hereof and thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     5.3 Financing. Schedule 5.3 hereto sets forth a true and correct copy of the commitment letter of NationsBank, N.A., relating to the bridge loan agreement contemplated by the Financing.

6.  CONFIDENTIAL INFORMATION.

     6.1 Buyer Confidential Information. Prior to the Closing and after the termination of this Agreement if there is no Closing, each of Buyer and Parent shall, and shall cause their Affiliates and the Financing Parties and their respective officers, employees, auditors, attorneys and other authorized representatives ("Representatives") to, hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or by other requirements of law in which case the provisions of Section 6.3 below shall apply) all Buyer Confidential Information (as defined below) and shall not disclose the same to any third party except as may reasonably be necessary to carry out this Agreement and the transactions contemplated hereby, including any due diligence review. As used in this Section, "Buyer Confidential Information" shall mean all information concerning Seller obtained by Buyer or Parent from Seller or any of its Representatives in connection with the transactions contemplated by this Agreement, except information (i) ascertainable or obtained from public information, (ii) received from a third party not employed by or otherwise affiliated with Seller that is not, to Buyer's knowledge, subject to any prohibition against transmitting such information, (iii) which is or becomes known to the public, other than through a breach of this Agreement, (iv) furnished to Buyer or Parent expressly for use in any governmental or regulatory filing or (v) reasonably required to be disclosed in connection with the Rule 144A Offering. If this Agreement is terminated without the Closing having been consummated, Buyer and Parent will not thereafter solicit any Business Employee with regard to employment, or hire any such Business Employee, prior to January 18, 1999.

     6.2 Seller Confidential Information. Seller shall, and shall cause its Affiliates and Representatives to, hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or by other requirements of law) all Seller Confidential Information (as defined below) and shall not disclose the same to any third party except as may reasonably be necessary to carry out this Agreement and the transactions contemplated hereby. As used in this Section, "Seller Confidential Information" shall mean all information concerning the Business or Buyer, except information (i) ascertainable or obtained from public information, (ii) received from a third party not employed by or otherwise affiliated with Seller or Buyer, (iii) which is or becomes known to the public, other than through a breach of this Agreement, or (iv) furnished to Seller for use in any governmental or regulatory filing.

     6.3 Notice of Disclosure of Confidential Information. In the event that Parent, Buyer or Seller is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Seller Confidential Information (in the case of Seller) or Buyer Confidential Information (in the case of Parent or Buyer), it is agreed that such party will provide the other parties with prompt notice of each such request so that such other parties may seek an appropriate protective order and/or waive such party's compliance with this Article 6. It is further agreed that, if, in the absence of a protective order or the receipt of a waiver hereunder, Parent, Buyer or Seller is nonetheless, in the opinion of its respective counsel, compelled to disclose any of the Seller Confidential Information (in the case of Seller) or Buyer Confidential Information (in the case of Parent or Buyer), to any tribunal or else stand liable for contempt or suffer other significant censure or penalty, such party may disclose such information to such tribunal without liability hereunder, except to the extent of previous or subsequent disclosure by such party or its Representatives which was not or would not be permitted by this
Section 6.3.

7.  COVENANTS.

     The parties covenant and agree as follows:

     7.1 Access. From the date hereof through the Closing, Seller shall, after reasonable advance notice from Buyer in each instance (except for matters referred to in clause (iii)): (i) afford the Representatives of Buyer and of the Financing Parties access during normal business hours to any and all premises, properties, files, books, records, documents and other information of Seller relating to the Business or the Acquired Assets, but only to the extent that such access does not unreasonably interfere with the business and operations of Seller; (ii) make available for inspection and copying by Buyer or any such Representatives of Buyer or the Financing Parties true and complete copies of any documents relating to the foregoing; (iii) on as frequent and timely a basis as is practicable, furnish business and financial information that may be reasonably requested by Buyer relating to the Business or the Acquired Assets;
(iv) arrange confidential interviews (by request made to David Casty) between Buyer's representatives and key executive and managerial employees of Seller and such other employees as Buyer may reasonably request (it being understood that Seller may have a representative present during any such interview); (v) provide reasonable assistance in connection with the Financing, including assistance in the preparation of offering materials relating to the Financing and making appropriate management personnel available to participate in the marketing of the Financing; and (vi) allow Buyer to carry out such further inquiry as Buyer considers reasonably necessary to substantiate its assessment of the Business and the Acquired Assets. In connection with Buyer's investigation pursuant to this Section 7.1, Buyer hereby agrees that it shall not contact any of Seller's suppliers, customers or financial institutions without the prior written consent of Seller.

     7.2 Public Announcements. Prior to the Closing, neither Seller, without the consent of Buyer, nor Buyer, without the consent of Seller, shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other parties, or as provided in the next sentence. Promptly following the execution and delivery of this Agreement, (i) Buyer and Seller, after consultation with one another, shall issue a joint press release announcing the execution of this Agreement; and (ii) Seller and Buyer will cooperate in issuing joint statements to suppliers, customers and employees of the Business.

     7.3 Conduct of Business of Seller Prior to the Closing. Seller agrees that, during the period from the date hereof to the Closing, except as specifically consented to or approved by Buyer in writing (it being understood that the consent of Barry D. Setzer, Richard J. Mackey or John K. Ziegler shall be sufficient for these purposes), the Business of Seller shall be operated conducted only in the ordinary course and in a manner consistent with past practice.

     (a) Without limiting the generality of the foregoing, (i) Seller shall not take any action that would be inconsistent with the representations and warranties contained in clauses (i) through (vii) of Section 4.3(d) being true and correct as of the Closing, and (ii) in general, Seller shall not take any action that would result in a failure to meet the condition contained in Section 8.1.

     (b) From the date hereof to the Closing, Seller shall use its best efforts to preserve the business organization of the Business intact, to keep available to Seller the current services of the Business, its Employees and to preserve for Seller the goodwill of the Business's suppliers, customers and others with whom a business relationship exists; provided, however, that nothing shall permit Seller to dispose of any assets, make or agree to make any increase in compensation, or take any other action with respect to employees, suppliers or customers, in any such case that is inconsistent with current policies and practices of Seller or with any other provisions of this Agreement.

     7.4 Consents. Seller shall use its best efforts to obtain the consents of other parties required for the consummation of the transactions contemplated hereunder or which if not obtained could constitute a breach or default under any Seller Contract and the estoppel certificates with respect to Seller Contracts requested by Buyer, including without limitation consents to the assignment to Buyer of the IRB Agreements and the Operating Leases. Buyer shall use its best efforts to assist Seller in obtaining such consents and, if possible, the release of Seller from the IRB Agreements and the Operating Leases (including through providing a guarantee of Parent of such IRB Agreements and Operating Leases).

     7.5 Real Property Matters. Not later than 15 days prior to the Closing Date, Seller shall furnish to Buyer (i) recent surveys of the Owned Real Property, reasonably satisfactory and certified to Buyer and its title company or companies, showing all buildings and improvements, easements, rights of way and other relevant matters (including location of all title exceptions) and sufficient for Buyer's title insurance company to affirmatively insure the same and (ii) commitments for title insurance issued by a nationally recognized title company or companies specified by Buyer for the issuance of policies of title insurance on the forms specified by Buyer, and in the amounts indicated, with respect to the Owned Real Property. The commitments shall show title to such Owned Real Property (including easements and rights of way which benefit such Owned Real Property) in Seller, subject only to the exceptions set forth on Schedules 4.4(a) hereto and such additional exceptions and conditions which can be and are omitted at or prior to the time of Closing. Except with respect to those exceptions set forth on Schedule 4.4(a) that are IRB Agreements, Seller shall furnish to Buyer prior to the Closing information requested by Buyer within five Business Days after Buyer receives such surveys and title commitments to enable Buyer to reasonably determine that such Liens and other exceptions permitted by this Section 7.5 do not have a material adverse effect on the current use of the real property to which they relate.

     7.6 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts at its own expense and in compliance with applicable law to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers of Buyer shall take all such action.

     7.7 Notification of Certain Matters. Between the date hereof and the Closing, Seller shall give prompt notice in writing to Buyer and Parent of: (i) any information that indicates that any representation or warranty by it contained in this Agreement was not true and correct as of the date of this Agreement or will not be true and correct as of the Closing, (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Articles 8 or 9 hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement (other than those consents indicated as required on Schedule 4.5 hereto), and (iv) any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any Seller Contract.

     7.8 Expenses; Transfer Taxes. Each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, Seller and Buyer shall each pay one-half of (x) all sales, use, transfer, excise, real property gains or similar taxes imposed as a result of the transactions contemplated by this Agreement and all costs of new real property surveys and title insurance delivered at the Closing for the Owned Real Property, (y) the fees and expenses of Seller's Accountants in auditing the Annual Financial Statements and the Closing Financial Statements and (z) the filing fee required under the HSR Act.

     7.9 Non-Solicitation of Transactions. From and after the date hereof, Seller shall not, and shall cause its Affiliates (including their respective directors, officers, employees and advisors) not to, solicit, encourage or initiate any offer or proposal from, or engage in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group, other than Buyer and its Affiliates (including its directors, officers, employees and advisors), concerning a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets of, or any equity interest in, the Business (any such transactions being referred to herein as an "Acquisition Transaction"), and Seller shall not, and shall cause their respective Affiliates (including their respective directors, officers, employees and advisors) not to, accept any proposal with respect to any Acquisition Transaction. If Seller or any of its Affiliates (including their respective directors, officers, employees and advisors) shall receive any proposal with respect to any Acquisition Transaction, the recipient shall immediately communicate to Buyer the terms of such proposal.

     7.10 Non-Competition. Seller agrees that it shall not, prior to the third anniversary of the Closing Date (the "Non-Compete Period"), directly or indirectly, individually or for, with or through any other person (which shall be deemed to include any equity participation in any other person), compete with Buyer or any subsidiary or other Affiliate of Buyer or any of its successors or assigns of the Business conducted at the Closing by Seller (collectively, "Non-Compete Parties"), with respect to the Business in any state in the United States; provided, however, that (i) nothing herein shall be construed to prevent Seller from owning, as an investment, up to 4.9% of a class of equity securities issued by any competitor of any Non-Compete Party that is publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, (ii) Seller shall not be deemed to have breached this covenant if Seller merges or consolidates with, or substantially all of the assets or stock of Seller or acquired by, another person that so competes with respect to the Business and
(iii) nothing herein shall be construed to prevent Seller from producing and selling the products described in Schedule 7.10, it being understood that the manufacture and sale of such products by Seller's Hope Webbing, Charbert and Novelty Bias Binding divisions does not compete with the Business. The parties intend that the covenant contained in the preceding sentence shall be construed as a series of separate covenants, one for each county and city included within each state or other jurisdiction and, except for geographic coverage, each such separate covenant shall be deemed identical. The parties agree that the covenants deemed included in this Section are, taken as a whole, reasonable in their geographic scope and their duration and no party shall raise any issue of the reasonableness of the scope or duration of the covenants in any proceeding to enforce any such covenants. If, in any judicial proceeding, a court shall refuse to enforce any separate covenant, then the unenforceable covenant shall be modified in order to make it acceptable to the court and enforced accordingly, or, if necessary, deemed eliminated to the extent necessary to permit the remaining separate covenants to be enforced.

     7.11 Non-Solicitation of Employees. Seller agrees that, until the end of the Non-Compete Period, Seller will not, directly or indirectly, (i) influence or attempt to influence any Business Employee not to accept employment with Buyer or, if employed by Buyer, to leave Buyer's employ, or (ii) employ any person who was employed by Buyer at any time within one year prior to the time of such employment with Seller or any of its Affiliates, unless such person's employment with Buyer was terminated by Buyer.

     7.12 HSR Act. Seller and Buyer each shall respond promptly to inquiries, if any, from the Federal Trade Commission or the Department of Justice in connection with the filings required for the transactions contemplated hereunder by the HSR Act.

     7.13 Employee Matters. (a) Seller will terminate employment of all of the Business Employees, effective as of the Closing, and Buyer shall offer employment, effective as of the Closing, to substantially all of such Business Employees. Seller will use its best efforts to assist Buyer in hiring the Business Employees that Buyer wishes to hire. The terms of employment of any of the Business Employees hired by Buyer (a "Transferred Employee") shall be determined in Buyer's sole discretion; provided, however, that Buyer will provide Transferred Employees with employee benefit plans which, as of the Closing, are substantially similar, in the aggregate, to the employee benefit plans provided to employees of Buyer's subsidiary, Regal Manufacturing Company, Inc., other than 401(k)/profit sharing and vacation pay, incentive pay and other payroll practices, and that Buyer will provide full past service and seniority credit to the Transferred Employees for their service with Seller for purposes of the Transferred Employees' coverage under any employee benefit plans and policies which Buyer may provide to Transferred Employees. Nothing in this Agreement shall, or shall be construed to, limit Buyer's ability to terminate the employment of any employee or to amend or terminate any employee benefit plan. Except for Current Liabilities attributable to Transferred Employees, to the extent accrued and provided for in the calculation of Closing Net Worth, as finally determined ("Assumed Employee Liabilities"), Buyer shall not assume any obligation or liability relating to or arising from any Benefit Plan, commitment, undertaking, act or omission of Seller, any Affiliate of Seller or any of their respective Representatives with respect to the Business's Employees or any occupational injury or disease of any of Seller's employees occurring or existing on or prior to the Closing Date (collectively, other than the Assumed Employee Liabilities, "Employee Claims"). Seller shall pay directly to each of its employees that portion of all benefits that has been accrued on behalf of that employee as of the Closing Date, including obligations with respect to accrued bonuses, incentive pay, and travel and entertainment expense reimbursement.

     (b) Seller and Buyer will treat the Buyer as a "successor employer" and Seller as "predecessor," within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA"). At the request of the Buyer with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, Seller and Buyer will (i) treat Buyer as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transferred Employees and
(ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

     (c) Buyer shall be responsible for compliance with the WARN Act with respect to the transactions contemplated by this Section 7.13 to occur as of the Closing and for actions taken by Buyer subsequent to the Closing, provided that if the representation and warranty set forth in Section 4.9(b) is not correct and there is a failure to comply with the WARN Act attributable thereto, then Seller shall be responsible for any consequences of such failure to comply with the WARN Act by Buyer.

     (d) Effective as of the Closing, Seller shall terminate the participation of the Transferred Employees in the NFA Corp. 401(k) Savings and Protection Plan ("Seller's Savings Plan") and shall amend Seller's Savings Plan, if necessary, to cause all of the Transferred Employees who are participants in Seller's Savings Plan to become 100% vested in their account balances under such plan and to permit Transferred Employees to receive a distribution of their account balances under Seller's Savings Plan within a reasonable period of time following the Closing Date. After Seller provides Buyer with a copy of a favorable IRS determination letter with respect to Seller's Savings Plan (or such other evidence as to the qualified status of Seller's Savings Plan as Buyer may require), The Worldtex, Inc. Profit Sharing and Retirement Savings Plan ("Buyer's Savings Plan") shall accept direct rollovers of distributions to Transferred Employees from Seller's Savings Plan in cash and promissory notes representing participant loans to the extent permitted by Sections 401(a)(31) and 402 of the Code and Buyer's Savings Plan.

     (e) With respect to any Business Employee who is hospitalized as of the Closing on an inpatient basis, Seller shall be responsible for all health care claims incurred by such employee during the continuous period of such hospitalization.

     (f) Seller shall be responsible for providing continuation of group health coverage required by Section 4980B of the Code or Sections 601 through 608 of ERISA ("COBRA") with respect to any current or former Business Employee or any "qualified beneficiary" (within the meaning of Section 4980B of the Code) of any such current or former employee who has incurred a "qualifying event" (within the meaning of Section 4980B of the Code) on or prior to the Closing Date, including any "qualifying event" which is incurred as a result of the transactions contemplated by this Section 7.13 to occur as of the Closing Date. Buyer shall be responsible for providing COBRA coverage with respect to any Transferred Employee or any "qualified beneficiary" of a Transferred Employee who incurs a "qualifying event" after the Closing Date. Buyer shall credit the service of Transferred Employees with Seller for purposes of any waiting period under any medical plan Buyer provides to Transferred Employees and shall credit all covered expenses of Transferred Employees and their eligible family members under Seller's medical plan incurred from January 1, 1997 to the Closing for purposes of annual deductibles and out-of-pocket limits under Buyer's medical plan.

     (g) Notwithstanding any possible inference to the contrary, none of the parties to this Agreement intends for this Section 7.13 to create any right or obligation except as between the parties to this Agreement, and no past, present or future employees of Seller or Buyer shall be treated as third-party beneficiaries of this Section 7.13.

     7.14 Taxes. Seller and Buyer shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any Taxing Authority or any judicial or administrative proceeding with respect to Taxes,
(b) each retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, redacted, in the case of clauses (a) and (b), to provide only the information thereon relevant to the Acquired Assets, and (c) each provide the other with the relevant redacted portion of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Buyer and Seller shall retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the relevant redacted portions of the same. With respect to Taxes incurred in connection with, relating to or arising out of the Business prior to the Closing that are not yet due or owing as of the Closing, Seller will (i) timely file when due all returns and reports for such Taxes, including information returns, that are required to be filed, (ii) timely pay when due the Taxes that are shown to be due pursuant to such returns or reports, and (iii) timely pay when due all other such Taxes not required to be reported on returns.

     7.15 Post-Closing Credit Support. (a) If, as of any date after the Closing, EBITDA of Seller's Hope Webbing Company division for the 12 month period most recently ended prior to such date is less than $3 million (the "Minimum EBITDA") Seller will not pay any dividends on, make any other distribution with respect to or purchase any of its capital stock (except for dividends in amounts sufficient to enable the shareholders of Seller to pay income taxes of such shareholders attributable to income of Seller at about the time that such taxes are due). The restriction set forth in the preceding sentence shall not be applicable from and after (i) such time as the EBITDA of Seller's Hope Webbing Company division for each period of 12 consecutive months ending on three successive month-ends shall have exceeded the EBITDA Minimum, subject to reinstatement of such restrictions should such EBITDA again fail to meet or exceed Minimum EBITDA or (ii) the second anniversary of the Closing Date.

     (b) If Seller disposes of its Hope Webbing Company division and distributes substantially all of the proceeds of the sale to Seller's shareholders, it will provide a cash escrow account or a letter of credit, issued by a bank reasonably acceptable to Buyer, that may be drawn by Buyer in an amount not less than the Cap in effect at that time and as such amount may be subsequently reduced to the extent of any subsequent reduction of the Cap in accordance with the terms of this Agreement, provided that Seller shall have no obligation to provide such cash escrow or letter of credit after the 30th day following the fourth anniversary of the Closing Date, provided, further, and notwithstanding the preceding proviso, if on any date on which the Cap would otherwise be reduced there is any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which any Buyer Indemnified Party has given written notice to Seller, Seller's obligation to provide such cash escrow or letter of credit shall include amounts attributable to such claim, subject to and not in excess of the Cap in effect at the time written notice of such claim was given to Seller. It is understood that Seller may dispose of its businesses other than Hope Webbing Company division and distribute proceeds thereof to its shareholders without restriction. This Agreement is not intended to prohibit the distribution of the proceeds to Seller of the transactions contemplated by this Agreement to Seller's shareholders.

     8.  CONDITIONS TO OBLIGATIONS OF BUYER AND PARENT.

     The obligations of Buyer and Parent required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer and Parent as provided herein except as otherwise required by applicable law:

     8.1 Representations and Warranties; Covenants. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of this Agreement and (having been deemed to have been made again at and as of the Closing in the same language) shall be true and correct as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct as of such date or time), provided that this condition shall be deemed to be satisfied if any breaches of such representations and warranties of Seller could not result in Losses to Buyer and Parent, in the aggregate, in excess of the Basket Amount. Each of the obligations of the Seller required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with as of the Closing. At the Closing, Buyer shall have received certificates, dated the Closing Date and duly executed on behalf of Seller to the effect that the conditions set forth in the preceding sentences have been satisfied.

     8.2 Opinion of Counsel to Seller. Buyer shall have been furnished with the opinion of Lane Altman & Owens LLP, counsel to Seller, addressed to Buyer and dated the Closing Date, to the effect set forth in Schedule 8.2 hereto.

     8.3 Absence of Litigation, Damages, Changes. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby to occur at the Closing or (ii) that would impose any material limitation on the ability of Buyer effectively to exercise full rights of ownership of the Business or the Acquired Assets. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending, and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages against Buyer or Parent in excess of the Basket Amount as a result of the consummation of the transactions contemplated hereby.

     8.4 Environmental Report. Buyer shall have received at least five Business Days prior to the Closing Date letters from Layton Environmental Engineering, Inc. and ERM-Southeast, Inc. authorizing Buyer and the lenders under the loan portion of the Financing to rely on their Phase I environmental reports relating to the Owned Real Property dated August 1997 (in the case of Layton relating to Columbiana) and July 25, 1997 (in the case of ECM relating to Hemingway and Woolwine).

     8.5  Consents Obtained.

     (a) Seller shall have obtained and delivered to Buyer the consents referred to on Schedule 8.5 hereto in form and substance reasonably satisfactory to Buyer, provided that this condition shall be deemed satisfied with respect to any Operating Lease if Seller shall have purchased the Machinery and Equipment leased thereunder and, at the Closing, shall have sold it to Buyer as part of the Acquired Assets, free and clear of all Liens, against receipt by Seller of cash in amount equal to the present value (utilizing a discount rate of 8.94% per annum) of the remaining required lease payment obligations under such Operating Lease.

     (b) Seller shall have obtained and delivered to Buyer estoppel certificates, in form and substance reasonably satisfactory to Buyer, from third parties to those Seller Contracts referred to in Schedule 8.5.

     8.6 Title Insurance. Buyer shall have received (i) recent surveys of Owned Real Property and the commitments for title insurance required to be delivered to Buyer pursuant to Section 7.5 and (ii) such commitment for title insurance redated the date and time of the Closing, including such endorsements and affirmative insurance as Buyer shall reasonably specify, and certified in the name of Buyer, that insure good and marketable title in Buyer to all of the Owned Real Property, subject only to exceptions set forth on Schedule 4.4(a) hereto (and specifically, but without limitation, containing no exception for matters created, first appearing in the public records or attaching subsequent to the date of such commitments but prior to the recordation of the deeds to the Owned Real Property in the name of Buyer).

     8.7 Material Adverse Change. No material adverse change in the business, operations, assets, financial condition or prospects of the Business shall have occurred since December 27, 1996.

     8.8 HSR Act. All filings required to be made under the HSR Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated.

     8.9 Financing. Parent shall have available pursuant to the Financing funds sufficient to pay the Closing Consideration, provided that this Section
8.9 shall be deemed waived by Buyer and Parent if the Closing shall not have occurred on or before December 18, 1997.

9.  CONDITIONS TO OBLIGATIONS OF SELLER.

     The obligations of Seller required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by it as provided herein, except as otherwise provided by applicable law:

     9.1 Representations and Warranties; Covenants. Each of the representations and warranties of Buyer and Parent contained in this Agreement shall be true and correct as of the date of this Agreement and (having been deemed to have been made again at and as of the Closing in the same language) shall be true and correct in all respects as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct as of such date or time), provided that this condition shall be deemed to be satisfied if any breaches of such representations and warranties of Buyer and Parent could not result in Losses to Seller, in the aggregate, in excess of the Basket Amount. Each of the obligations of Buyer and Parent required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with as of the Closing. At the Closing, Seller shall have received a certificate, dated the Closing Date and duly executed on behalf of Buyer and Parent, to the effect that the conditions set forth in the preceding sentences have been satisfied.

     9.2 Absence of Litigation. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect that prevents or delays the consummation of any of the transactions contemplated hereby to occur at the Closing.

     9.3 Release From IRB Agreements. Seller shall have received a release from its obligations under the IRB Agreements, in form and substance reasonably satisfactory to Seller.

     9.4 HSR Act. All filings required to be made under the HSR Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated.

     9.5 Opinion of Counsel to Buyer. Seller shall have been furnished with the opinion of Hughes Hubbard & Reed LLP, counsel to Buyer, addressed to Seller and dated the Closing Date, to the effect set forth in Schedule 9.5 hereto.

10.  CLOSING.

     The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York, at 10:00 a.m. on the earlier of (i) on a Friday (or on November 26, 1997) specified by Buyer to Seller in a written notice given at least three Business Days in advance of such day, provided that on the date that such notice is given the conditions set forth in Sections 8.3,
8.4 and 8.8 have been satisfied and (ii) December 19, 1997, or at such other place, time or date as the parties shall agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date". If the Closing does not occur on any date scheduled therefor in accordance with this paragraph, the Closing shall be rescheduled to a later date in accordance with the terms of this paragraph, subject to the parties' rights of termination set forth in Section 12.5.

     At the Closing, subject to the satisfaction or waiver of the conditions to its obligations set forth in this Agreement, Seller and Buyer shall make the following deliveries or such deliveries in substitution therefor as are satisfactory to the indicated recipient:

     10.1 Deliveries to Buyer. The following Persons shall make the indicated deliveries to Buyer:

     (a) Seller shall deliver the following:

          (i) Bills of sale, instruments of transfer, assignment and conveyance, and other instruments in form and substance satisfactory to Buyer and sufficient to convey, transfer, and assign to Buyer and effectively vest in Buyer all right, title and interest in and to the Business and good and marketable title to the Acquired Assets, free and clear of all Liens.

          (ii) Warranty deeds in recordable and locally customary form describing the Owned Real Property and all easements, rights of way and uses which benefit the Owned Real Property in form and substance satisfactory to Buyer and sufficient to convey, transfer and assign to Buyer good and marketable title to the Owned Real Property subject only to exceptions permitted by Schedules 4.4(a) and 4.4(b) hereto.

          (iii) Possession of the Acquired Assets.

          (iv) A certificate of an officer of Seller certifying (i) that attached to such certificate are true and correct copies of the Articles of Organization and By-Laws of Seller as in effect as of the Closing, (ii) that attached to such certificate are true and correct copies of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement by such company and that such resolutions are in full force and effect as of the Closing, (iii) the incumbency and signatures of the officers of Seller who have executed this Agreement and the other instruments and documents delivered at the Closing on behalf of Seller and (iv) the face amount of the Excluded Receivables as of the Business Day next preceding the Closing Date.

          (v) A certificate from the Secretary of State of Massachusetts as to the good standing of Seller and listing all charter documents on file.

          (vi) Certification that Seller is not a foreign person subject to withholding under Section 1445 of the Code.

     (b) Seller shall deliver to Buyer such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Buyer or its title insurance company in order to effect the transactions contemplated by this Agreement to occur at the Closing.

     10.2 Deliveries by Buyer. Buyer shall make the following deliveries to the indicated Persons:

     (a) Cash by wire transfer to Seller's account in the amount required to be paid at the Closing by Section 3.1.

     (b) Instruments of assumption of the Assumed Liabilities (including with respect to the IRB Agreements).

     (c) A certificate of an officer of each of Buyer and Parent certifying (i) that attached to such certificate are true and correct copies of the Certificate of Incorporation and By-Laws of such company as in effect as of the Closing,
(ii) that attached to such certificate are true and correct copies of resolutions adopted by the Board of Directors of such company authorizing the execution, delivery and performance of this Agreement by such company and that such resolutions are in full force and effect as of the Closing and (iii) the incumbency and signatures of the officers of such company who have executed this Agreement and the other instruments and documents delivered at the Closing on behalf of such company.

     (d) A certificate from the Secretary of State of Delaware as to the good standing of Buyer and Parent and listing all charter documents on file.

     (e) Such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Seller in order to effect the transactions contemplated by this Agreement to occur at the Closing.

11.  INDEMNIFICATION.

     11.1  Indemnification Obligations.

     (a) Seller hereby agrees to indemnify and hold harmless Buyer and Parent, and Buyer's and Parent's respective directors, officers, employees and Affiliates (each, a "Buyer Indemnified Party"), on an after-tax basis, against and in respect of any and all losses, damages, liabilities, claims, costs and expenses (including, without limitation, Legal Expenses) (collectively, "Losses") arising out of, based upon or resulting from (i) the breach of any representation or warranty of Seller contained in this Agreement or in any statement or certification of Seller furnished pursuant hereto, (ii) the breach by Seller of or failure of Seller to observe any of its covenants or agreements contained in this Agreement, (iii) any liability or obligation of or attributable to Seller or any of its Affiliates not expressly assumed by Buyer pursuant to Sections 2.3 or 2.4, (iv) any Contract Default, (v) any Product Liability Claim, (vi) any Employee Claim, and (vii) any Environmental Condition (regardless of whether, in the case of Third Party Actions, suits or proceedings, Seller may have a meritorious defense). Notwithstanding any other provision herein to the contrary, (x) Seller shall not be required, pursuant to this Section 11.1(a), to indemnify and hold harmless any Buyer Indemnified Party until the aggregate amount of (A) the Buyer Indemnified Parties' Losses under this Section 11.1(a) and (B) the Customer Refunds exceeds the Basket Amount, after which Seller shall be obligated for any and all Losses of the Buyer Indemnified Parties and Customer Refunds in excess of the Basket Amount (provided that Seller's indemnity obligation under Section 11.1(a)(ii) shall not be subject to the limitations in this clause (x)) and (y) the cumulative indemnification obligation of Seller under this Agreement shall in no event exceed the Cap.

     (b) Buyer and Parent hereby jointly and severally agree to indemnify and hold harmless Seller, on an after-tax basis, against and in respect of any and all Losses arising out of, based upon or resulting from (i) the breach of any representation or warranty of Buyer or Parent contained in this Agreement or in any statement or certification of Buyer or Parent furnished pursuant hereto,
(ii) the breach by Buyer or Parent of or failure of Buyer or Parent to observe any of its covenants or agreements contained in this Agreement, (iii) any claim asserted against Seller in the complaint, as amended, filed in, or as a result of, the Assumed Litigation and (iv) the Rule 144A Offering, except in the case of this clause (iv) to the extent attributable to (x) any misstatement or omission in information relating to the Business, the Acquired Assets or Seller furnished to Buyer by or on behalf of Seller, (y) the negligence or willful misconduct of Seller or (z) the breach by Seller of any of its covenants or agreements contained in this Agreement (regardless of whether, in the case of Third Party Actions, suits or proceedings, Buyer or Parent may have a meritorious defense). Notwithstanding any other provision herein to the contrary, (x) Buyer shall not be required, pursuant to this Section 11.1(b), to indemnify and hold harmless Seller until the aggregate amount of the Losses of Seller under this Section 11.1(b) exceeds the Basket Amount, after which Buyer shall be obligated for any and all Losses of Seller in excess of the Basket Amount (provided that Buyer's indemnity obligation under Sections 11.1(b)(ii),
(iii) and (iv) shall not be subject to the limitations of this clause (x)) and
(y) the cumulative indemnification obligation of Buyer under this Agreement shall in no event exceed the Cap (excluding from such Cap the aggregate Losses under Section 11.1(b)(iii)).

     (c) For purposes of this Section 11.1, a party shall not be deemed to have made a representation or warranty as of the Closing to the extent that such party expressly disclaims such representation or warranty in the certificate delivered by such party to the other parties pursuant to the last sentence of
Section 8.1 or Section 9.1.

     11.2  Indemnification Procedures.

     (a) Promptly after receipt by any Person entitled to indemnification under
Section 11.1 (an "indemnified party") of notice of the commencement of any action, suit or proceeding by a Person not a party to this Agreement in respect of which the indemnified party will seek indemnification hereunder (a "Third Party

Action"), the indemnified party shall notify the Person that is obligated to provide such indemnification (an "indemnifying party") thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under Section 11.1, except to the extent that the indemnifying party is prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense with counsel reasonably satisfactory to such indemnified party; provided, however, that:

          (i) the indemnified party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense to assist in the handling of such Third Party Action;

          (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be adversely affected thereby;

          (iii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such Third Party Action; and

          (iv) the indemnifying party shall not be entitled to control the defense of any Third Party Action unless within 15 days after receipt of such written notice from the indemnified party the indemnifying party confirms in writing its responsibility to indemnify the indemnified party with respect to such Third Party Action and reasonably demonstrates that it will be able to pay the full amount of the reasonably expected Losses in connection with any such Third Party Action.

After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing and compliance by the indemnifying party with
Section 11.2(a)(iv), (i) the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party attributable to defending against such Third Party Action, and
(ii) as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party's prior written consent. If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 11.2, the indemnified party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Article 11. The reimbursement of fees, costs and expenses required by this Article 11 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

     (b) If an indemnified party becomes entitled to any indemnification from an indemnifying party pursuant to this Agreement, such indemnification payment shall be made in cash upon demand.

     (c) If the indemnifying party shall be obligated to indemnify the indemnified party pursuant to this Article 11, the indemnifying party shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnified party with respect to the claims to which such indemnification relates.

12.  MISCELLANEOUS.

     12.1 Brokerage. Seller hereby represents and warrants to Buyer and Parent that neither it nor any of its Affiliates has made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder other than the retention by Seller of Schroder & Co., Inc. whose fees and commissions shall be the sole responsibility of Seller. Buyer and Parent hereby represent and warrant to Seller that neither it nor any of its Affiliates has made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder other than the retention by Buyer of NationsBanc Montgomery Securities, Inc., whose fees and commissions shall be the sole responsibility of Buyer. In the event any Person shall assert a claim to a fee, commission or other compensation on account of alleged employment as a broker or finder, or performance of services as a broker or finder, in connection with the transactions contemplated by this Agreement, the party (or parties) alleged to have been responsible for such employment or performance of services shall hold harmless the other party (or parties) as well as the other party's (or parties') directors, officers and employees, from and against such claim and at the indemnifying party's (or parties') sole expense defend any and all actions, suits or proceedings involving such claim that may at any time be brought against those so indemnified and satisfy promptly any settlement or judgment arising therefrom. If, however, it is ultimately determined in any such action, suit or proceeding in which the indemnified party (or parties) were afforded the opportunity to have their counsel participate in the defense, that the employment was by or services were performed for the indemnified party (or parties), then the latter shall be responsible under this Section and shall reimburse any amounts theretofore paid by the indemnifying party (or parties) by reason hereof.

     12.2 Survival. All covenants and agreements contained in this Agreement and the right to indemnification with respect to all representations and warranties contained in this Agreement or in any certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the right to indemnification with respect to each representation and warranty contained in this Agreement or made pursuant to any certificate, document or statement delivered pursuant hereto shall terminate on the last day of the 18th month after the month that includes the Closing Date (the "Survival Date"); provided, however, that (i) the right to indemnification with respect to the representations and warranties set forth in (x) Sections 4.7 and 4.8 shall survive until 30 days after the expiration of the applicable statute of limitations relating to the matters set forth in such sections, (y) Section 4.10 shall survive until the second anniversary of the Closing Date and (z) the first sentence of Section 4.4(a) shall survive without limitation and (ii) the right to indemnification with respect to such representations and warranties, and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice prior to the Survival Date, such second anniversary or such 30th day after the expiration of the applicable statute of limitations, whichever shall be applicable thereto in accordance with this Section.

     12.3 Notices. Any notice, direction or other advice or communication required or permitted to be given hereunder shall be in writing and shall be given by certified mail, next day delivery service such as Federal Express, or personal delivery against receipt to the party to whom it is to be given (i) at such party's address set forth on the signature page of this Agreement, or (ii) to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12.3. Any notice or other communication shall be deemed to have been given as of the date so delivered, on the next business day when sent by overnight delivery service or five days after the date so mailed.

     12.4 Bulk Sales Laws. The parties hereto waive compliance by Seller with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors, including any bulk sales and similar laws relating to Taxes. Seller shall indemnify and hold Buyer harmless from, and reimburse Buyer for, any loss, cost, expense, liability or damage which Buyer may suffer or incur by virtue of the noncompliance by the parties with such applicable laws.

     12.5 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing (i) by mutual written agreement of Buyer and Seller; (ii) by Buyer or Seller upon written notice to the other if the Closing shall not have been consummated on or before December 19, 1997 other than by reason of a matter within the control of the party asserting such termination (it being understood that Buyer shall not have a right to terminate under this clause (ii) if the Closing has not been consummated by December 19, 1997 although the conditions to Buyer's obligations set forth in Article 8 shall have been satisfied, or waived by Buyer, and regardless of whether Buyer or Parent has consummated the Financing); (iii) by Buyer upon written notice to Seller, if there has been any violation or breach by Seller of any representation, warranty, covenant or obligation contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Buyer set forth in Article 8 hereof impossible and such violation or breach has not been waived by Buyer or if any other event shall occur that shall render the satisfaction of any such condition to the obligations of Buyer impossible and such condition has not been waived by Buyer; and (iv) by Seller upon written notice to Buyer if there has been a violation or breach by Buyer of any representation, warranty, covenant or obligation contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Seller set forth in Article 9 hereof impossible and such violation or breach has not been waived by Seller or if any other event shall occur that shall render the satisfaction of any such condition to the obligations of Seller impossible and such condition has not been waived by Seller. Except for any breach of this Agreement occurring at or prior to termination (including, if applicable, a breach by Buyer of its obligation to effect the Closing in accordance with this Agreement upon the satisfaction of the conditions set forth in Article 8 due to the failure by Buyer and Parent to consummate the Financing, it being understood that the condition in Section 8.9 shall not be a condition to the Closing on December 19, 1997), and for the obligations contained in Sections 6.1, 7.8 and 12.1, upon the termination of this Agreement pursuant to this Section, this Agreement shall forthwith become null and void and none of the parties hereto or any of their respective officers, directors, employees, agents, consultants, Shareholders or principals shall have any liability or obligation hereunder or with respect hereto.

     12.6 Binding Effect; Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and the provisions of
Article 11 shall inure to the benefit of the indemnified parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties and any such purported assignment shall be void. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

     12.7 Specific Performance. The parties to this Agreement recognize that any breach of the terms of this Agreement by either Seller or Buyer may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, either party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

     12.8 Entire Agreement; Modifications; Headings; Counterparts. This Agreement and the Exhibits and Schedules attached hereto, and the other writings specifically identified herein or contemplated hereby contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and writings (including without limitation the confidentiality agreement dated July 18, 1997 and letter agreement dated September 19, 1997). This Agreement may be modified only by a written instrument duly executed by or on behalf of each party. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by and on behalf of the party who might assert such breach. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in two or more counterparts, and all such counterparts shall constitute one and the same instrument.

     12.9 Guarantee. By signing below, the Parent hereby unconditionally and irrevocably guaranties the obligations of Buyer under this Agreement.

     12.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

                       [Remainder of this page is blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          ELASTIC CORPORATION OF AMERICA, INC.

                                          By:       /s/  BARRY D. SETZER
                                            ------------------------------------
                                            Name:  Barry D. Setzer
                                            Title:    Chief Executive Officer
                                              and President
                                            Address: 212 12th Avenue N.E.
                                                 Hickory, North Carolina 28601

                                          NFA CORP.

                                          By:         /s/  DAVID CASTY
                                            ------------------------------------
                                            Name:  David Casty
                                            Title:    Chairman
                                            Address: 850 Boylston Street
                                                 Suite 428
                                                 Chestnut Hill, Massachusetts
                                                     02167

                                          WORLDTEX, INC.

                                          By:       /s/  BARRY D. SETZER
                                            ------------------------------------
                                            Name:  Barry D. Setzer
                                            Title:    Chief Executive Officer
                                              and President
                                            Address: 212 12th Avenue N.E.
                                                 Hickory, North Carolina 28601